Exhibit 10.1

EXECUTION VERSION

Published Revolver CUSIP Number: 87952JAF0

Published Transaction CUSIP Number: 87952JAE3

AMENDED AND RESTATED CREDIT AGREEMENT

among

TELETECH HOLDINGS, INC.,

as US Borrower

and

THE FOREIGN BORROWERS NAMED HEREIN,

collectively, as Borrowers

THE LENDERS NAMED HEREIN,

as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and Fronting Lender

KEYBANK NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A.,

BBVA COMPASS

and

HSBC BANK USA, NATIONAL ASSOCIATION,

each as Documentation Agent

WELLS FARGO SECURITIES, LLC,

KEYBANK NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BBVA COMPASS

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

dated as of
June 3, 2013

i

v

Exhibit A	Form of US Borrower Revolving Credit Note
Exhibit B	Form of Foreign Borrower Revolving Credit Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement
Exhibit G	Form of Additional Foreign Borrower Assumption Agreement
Exhibit H	Form of Request for Extension

Schedule 1	Commitments of Lenders
Schedule 2	Foreign Borrowers
Schedule 2.2	Existing Letters of Credit
Schedule 3	Guarantors of Payment
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.18	Insurance

This AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the June 3, 2013 among:

(a)                                 TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”);

(b)                                 each Foreign Borrower, as hereinafter defined, as may hereafter become a party hereto (each such Foreign Borrower, together with US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);

(c)                                  the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(d)                                 WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders under this Agreement and the other Loan Documents (“Agent”).

WITNESSETH:

WHEREAS, US Borrower, the lenders named therein, as lenders, and KeyBank National Association, as agent, entered into that certain Credit Agreement, dated as of October 1, 2010, as amended by a First Amendment thereto dated as of March 27, 2012 (collectively, the “Existing Credit Agreement”);

WHEREAS, this Agreement amends and restates in its entirety the Existing Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be superseded hereby.  All references to “Credit Agreement” contained in the Loan Documents, as defined in the Existing Credit Agreement, delivered in connection with the Existing Credit Agreement, shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding under the Existing Credit Agreement as of the date hereof) shall remain outstanding and constitute continuing Obligations hereunder.  Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Existing Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Existing Credit Agreement in its entirety; and

WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b) hereof.

“Additional Foreign Borrower Assumption Agreement” means each of the Additional Foreign Borrower Assumption Agreements executed by a Foreign Borrower, as applicable, after the Closing Date, substantially in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Administrative Borrower” means US Borrower.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender, an Insolvent Lender or a Downgraded Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

“Agreement” means that term as defined in the first paragraph hereof.

“Alternate Currency” means (a) Euros, Canadian Dollars, Pounds Sterling, Japanese Yen, Mexican Pesos, New Zealand Dollars and Australian Dollars, in each case as acceptable to Agent, and (b) any other currency, other than Dollars, agreed to by Agent and the Required Lenders in writing, that (i) shall be freely transferable and convertible into Dollars, (ii) is dealt with in the London interbank deposit market, and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Revolving Loans unless such authorization has been obtained and remains in full force and effect.

“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to US Borrower, (b) the aggregate principal amount of Alternate Currency Loans outstanding to the Foreign Borrowers, and (c) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.

“Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which a Borrower shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to such Alternate Currency.

“Alternate Currency Maximum Amount” means an amount equal to fifty percent (50%) of the Total Commitment Amount.

“Alternate Currency Rate” means, with respect to an Alternate Currency Loan, the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the making of such Alternate Currency Loan, as quoted by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate for deposits in such Alternate Currency in immediately available funds; provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) pertaining to such Alternate Currency Loan that adequately reflects the all-in-cost of funds denominated in such Alternate Currency to Agent.  The Credit Parties acknowledge and agree that the provisions of Article III shall apply mutatis mutandis to the Alternate Currency Rate and all Alternate Currency Loans bearing interest at a rate based on such rate.  Upon request of Borrowers made with respect to any Alternate Currency Loan, Agent shall, promptly following the making of such Alternate Currency Loan and request, provide to Borrowers a certificate setting forth the basis utilized by Agent in determining the Alternate Currency Rate applicable to such Alternate Currency Loan.  Agent shall incur no liability under or in respect of this Agreement based on a failure to provide such certificate or in connection with the determination of the Alternate Currency Rate applicable to such Alternate Currency Loan.

“Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), as amended.

“Applicable Commitment Fee Rate” means:

(a)                                 for the period from the Closing Date through the first Calculation Date following the Closing Date, fifteen (15.00) basis points; and

(b)                                 commencing on the first Calculation Date following the Closing Date, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 3.00 to 1.00	27.50 basis points
Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	22.50 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	17.50 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	15.00 basis points
Less than 1.00 to 1.00	12.50 basis points

The Applicable Commitment Fee Rate shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which US Borrower provides an Compliance Certificate pursuant to Section 5.3(c) for the most recently ended fiscal quarter of US Borrower (each such date, a “Calculation Date”)  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything herein to the contrary, (i) during any period when US Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) US Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) US Borrower shall immediately pay to Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

(a)                                 for the period from the Closing Date through the first Calculation Date following the Closing Date, one hundred twelve and five tenths (112.50) basis points for LIBOR Fixed Rate Loans and twelve and five tenths (12.50) basis points for Base Rate Loans; and

(b)                                 commencing on the first Calculation Date following the Closing Date, the number of basis points (depending upon whether Loans are LIBOR Fixed Rate Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, as provided below:

Leverage Ratio	Applicable Basis Points for LIBOR Fixed Rate Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 3.00 to 1.00	200.00	100.00
Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	162.50	62.50
Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	137.50	37.50
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	112.50	12.50
Less than 1.00 to 1.00	100.00	0.00

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which US Borrower provides an Compliance Certificate pursuant to Section 5.3(c) for the most recently ended fiscal quarter of US Borrower (each such date, a “Calculation Date”)  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything herein to the contrary, (i) during any period when US Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) US Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) US Borrower shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Foreign Jurisdiction” means (a) Australia, Canada, Japan, Mexico, New Zealand, or any European Union country (other than Bulgaria, Cyprus, Estonia, Hungary, Latvia,

Lithuania, Malta, Portugal, Romania, Slovakia, and Slovenia), in each case as acceptable to Agent, and (b) any other jurisdiction approved by Agent and the Required Lenders in writing.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Available Liquidity” means, at any time, the sum, without duplication, of (a) all unencumbered and unrestricted (except as to any Lien of Agent, for the benefit of the Lenders) cash on hand of the Companies, plus (b) all unencumbered and unrestricted (except as to any Lien of Agent, for the benefit of the Lenders) Cash Equivalents of the Companies that have a maturity of not more than one year from the date of determination, plus (c) the Revolving Credit Availability; provided that, for the purposes of calculating Available Liquidity for Section 5.7(d) hereof, to the extent that cash needs to be repatriated to a jurisdiction for the payment of all or any part of the Expected Earn-Out Amount, the costs (including taxes and other related costs) of such repatriation shall be subtracted from Available Liquidity.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, on any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred twenty-five (125.00) basis points in excess of the London Interbank Offered Rate for loans in Eurodollars with an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day).  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph hereof.

“Borrower Investment Policy” means the investment policy of US Borrower in effect as of the Closing Date, together with such modifications as approved from time to time by the chief financial officer of US Borrower.

“Borrowers” means that term as defined in the first paragraph hereof.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close, and, in addition, (a) if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market, and (b) if the applicable Business Day relates to an Alternate Currency, is a day on which dealings in deposits are carried on in the relevant Alternate Currency.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means those securities and other investments described in the Borrower Investment Policy.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person (other than Kenneth D. Tuchman, his spouse, any of his lineal descendants or any trustees or trusts established for his benefit or the benefit of his spouse or any of his lineal descendants) or group (within the meaning of Sections 13d-3 and 14d of the Exchange Act), of shares representing more than forty percent (40%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of US Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of US Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of US Borrower nor (ii) appointed by directors so nominated; (c) if US Borrower shall cease to own, directly or indirectly, seventy-five percent (75%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of each Foreign Borrower; or (d) the occurrence of a change in control, or other term of  similar import used therein, as defined in any Material Indebtedness Agreement.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the Collateral, as defined in the Security Documents from time to time.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Revolving Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is three months prior to the last day of the Commitment Period, or such later date (prior to the last day of the Commitment Period) as shall be agreed to in writing by Agent.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to June 3, 2018, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” means all Borrowers and all Subsidiaries of all Borrowers.

“Company” means a Borrower or a Subsidiary of a Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition, but in all cases excluding earn-outs in respect of such Acquisition, so long as such cash earn-outs (which may be roughly quantified) are not in excess of twenty percent (20%) of the purchase price.

“Consolidated” means the resultant consolidation of the financial statements of US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of US Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges (and, in addition, current and future amortization charges relating to the capitalized costs incurred by the Companies in connection with the execution and closing of this Agreement and the other Loan Documents (and future costs directly related to the amendment, from time to time, of the foregoing documents)), (d) severance and other restructuring-related expenses incurred during the fiscal year of US Borrower ending December 31, 2012, and paid in cash during that fiscal year or within nine months thereafter, up to an aggregate amount of Twenty Million Dollars ($20,000,000), (e) (i) non-cash charges or expenses incurred in accordance with GAAP (but excluding any non-cash charges related to receivables impairment), minus (ii) extraordinary or unusual non-cash gains not incurred in the ordinary course of business but that were included in the calculation of Consolidated Net Earnings for such period; provided that, for purposes of calculating the Leverage Ratio, Senior Leverage Ratio and the Interest Coverage Ratio, (1) a pro forma calculation of Consolidated EBITDA shall be made for Significant Positive EBITDA Dispositions for any fiscal year of US Borrower if Significant Positive EBITDA Dispositions are made, during such fiscal year, in excess of the aggregate amount of Twenty Million Dollars ($20,000,000), (2) a pro forma calculation of Consolidated EBITDA shall be made for Significant Positive EBITDA Acquisitions made during such period, and (3) to the extent that any changes to GAAP require the reclassification or recharacterization of Operating Leases as capital leases, changes to Consolidated EBITDA that result from such reclassification or recharacterization shall be excluded from the calculation of Consolidated EBITDA and (f) (i) synergies resulting from Acquisitions (to be achieved within one year of the consummation of such Acquisition and are not anticipated to be incurred on an ongoing basis following the consummation thereof) and (ii) reasonable legal, due diligence and other customary transaction costs and expenses incurred in connection with Acquisitions (such costs and expenses incurred no later than one year from the consummation of such Acquisition) to the extent the synergies, costs and expenses included in this clause (f) (1) are certified by a Financial Officer in form and substance reasonably satisfactory to Agent, (2) are reasonably acceptable to Agent and (3) do not exceed the lesser of (x) ten percent (10%) of the Consideration in connection with such Acquisition and (y) ten percent (10%) of Consolidated EBITDA (determined without reference to this clause (f) but including the EBITDA of the Person or assets to be acquired pursuant to such Acquisition, on a pro forma basis, for the most recent consecutive four quarter period prior to the closing of such Acquisition for which financial statements are available).

“Consolidated Funded Indebtedness” means, at any date, solely with respect to Indebtedness and other obligations owing by the Companies to Persons other than the Companies and without duplication, the sum of (a) all Indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all guaranties of Indebtedness of the type described in this definition, (d) all obligations created under any conditional sale or other title retention agreements, (e) all Capitalized Lease Obligations, Synthetic Lease and asset securitization obligations (provided that the Companies may exclude Synthetic Leases of aircraft up to the aggregate amount of Ten Million Dollars ($10,000,000)), (f) all obligations (contingent or otherwise) with respect to letters of credit (other than a letter of credit or similar form of credit enhancement issued as a Performance Guaranty), and (g) all obligations for the deferred purchase price of capital assets as determined on a Consolidated basis.  Notwithstanding anything in this definition to the contrary (i) all deferred payment obligations (that are not based on performance) that are part of the total Consideration for an Acquisition shall be considered to be Consolidated Funded Indebtedness for the purposes of calculating the financial covenants set forth in Section 5.7 hereof, (ii) no performance based contingent obligation that is part of the total Consideration for any Acquisition shall be considered to be Consolidated Funded Indebtedness for the purposes of calculating the financial covenants set forth in Section 5.7 hereof, (iii) to the extent that changes to GAAP require the reclassification or recharacterization of Operating Leases as capital leases, such leases, as so reclassified or recharacterized, shall be excluded from Consolidated Funded Indebtedness, and (iv) up to an aggregate amount of Fifteen Million Dollars ($15,000,000) in economic incentives or grants provided by third parties, which may be recorded as liabilities until certain conditions are met, shall be excluded from Consolidated Funded Indebtedness, so long as the Companies remain in material compliance with the terms of such economic incentives and grants.  In addition, for the avoidance of doubt, the net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement shall not be considered Consolidated Funded Indebtedness.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of US Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense of US Borrower, paid in cash, on Consolidated Funded Indebtedness for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of US Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of US Borrower, determined as of such date on a Consolidated basis.

“Consolidated Senior Funded Indebtedness” means, at any date, as determined on a Consolidated basis, the total, without duplication, of (a) Consolidated Funded Indebtedness, minus (b) Subordinated Indebtedness.

“Consolidated Total Assets” means, at any time, all of the assets of the Companies, as determined on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit.

“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Customary Setoffs” means, as to any Securities Intermediary or depository institution, as applicable, with respect to any Securities Account or Deposit Account, as applicable, maintained with such Person, setoffs and chargebacks by such Person against such Securities Account or Deposit Account, as applicable, that directly relate to the maintenance and administration thereof, including, without limitation, for the following purposes: (a) administrative and maintenance fees and expenses; (b) items deposited in or credited to the account and returned unpaid or otherwise uncollected or subject to an adjustment entry; (c) for adjustments or corrections of posting or encoding errors; (d) for any ACH credit or similar entries that are subsequently returned thereafter; (e) for items subject to a claim against the depository bank/securities intermediary for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, ACH or other clearing house rules, or applicable law (including, without limitation, Articles 3, 4 and 4A of the U.C.C.); and (f) for chargebacks in connection with merchant card transactions.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means any Lender, as reasonably determined by Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified Agent and Administrative Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified Administrative Borrower or Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from Agent or Administrative Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason (provided that such Lender shall cease to be a

Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent or Administrative Borrower); or (d) has failed to pay to Agent or any other Lender when due an amount owed by such Lender to Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured.  Any Defaulting Lender shall cease to be a Defaulting Lender when Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among US Borrower or a Domestic Guarantor of Payment, Agent and a depository institution, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived LIBOR Fixed Rate” means (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Eurodollar Rate, and (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for LIBOR Fixed Rate Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company pursuant to Section 5.12(b), (c) or (g) hereof or in the ordinary course of business.

“Dollar” or “$” means lawful money of the United States of America.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in such Alternate Currency, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such Alternate Currency Loan or issuance of such Letter of Credit denominated in such Alternate Currency, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.11(a) hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the

Obligations), calculate the Dollar Equivalent of each such Loan or Letter of Credit.  (Note that for purposes of repayment of an Alternate Currency Loan at the end of an Interest Period, the amount of the Alternate Currency borrowed (as opposed to the Dollar Equivalent of such amount) is the amount required to be repaid.)  Agent shall notify Administrative Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Guarantor of Payment” means each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 3 hereto, each of which is executing and delivering a Guaranty of Payment, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date; provided that (a) none of Percepta, Global, any Newgen Company, any Peppers Company or iKnowtion LLC shall be required to be a Guarantor of Payment, (b) no joint venture, partnership or limited liability company in which US Borrower (or any other Company) and a non-Affiliate hold an interest shall be required to be a Guarantor of Payment, and (c) no captive insurance company in which US Borrower (or any other Company) holds an interest shall be required to be a Guarantor of Payment.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Ten Million Dollars ($10,000,000), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Ten Million Dollars ($10,000,000).

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, Standard & Poor’s or any other nationally recognized statistical rating organization recognized as such by the SEC that has been designated by Agent, in its reasonable discretion, as a Downgraded Lender.  Any Downgraded Lender shall cease to be a Downgraded Lender when Agent determines, in its reasonable discretion, that such Downgraded Lender is no longer a Downgraded Lender based upon the characteristics set forth in this definition.

“EBITDA” means, for any period, the net earnings of a Person (without giving effect to extraordinary losses or gains) for such period, plus the aggregate amounts deducted in determining such net earnings in respect of (a) interest expense of such Person, (b) income taxes of such Person and (c) the aggregate of all depreciation and amortization charges of such Person for fixed assets, leasehold improvements and general intangibles (specifically including goodwill).

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate, and that may receive interest payments hereunder or in connection herewith free of U.S. withholding taxes.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a

Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that is reasonably likely to result in the imposition of a material excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that is reasonably likely to result in a material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan that is reasonably likely to result in a material liability to a Company; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively) which is reasonably likely to result in a material liability to a Company; (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241 which is reasonably likely to result in a material liability to a Company; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan in a distress termination under ERISA Section 4041(c); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan which is reasonably likely to result in a material liability to a Company; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan (other than a routine claim for benefits) which is reasonably likely to result in a material liability to a Company; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of a material increase in the liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan, and which is not excluded from the coverage of ERISA pursuant to Section 4(b)(4) of ERISA.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to Eurodollars.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor of Payment, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of Payment of, or the grant by such Guarantor of Payment of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor of Payment’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor of Payment or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Existing Credit Agreement” means that term as defined in the first paragraph hereof.

“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“Expected Earn-Out Amount” means US Borrower’s best estimate of the aggregate amount that the Companies will be required to pay, during the next twelve (12) months, in connection with performance based contingent obligations that were incurred in connection with one or more Acquisitions.

“FB Threshold Date” means the first date on which both of the following conditions are satisfied:

(a)                                 the Foreign Subsidiary Exposure exceeds One Hundred Million Dollars ($100,000,000) at any time during any two consecutive fiscal quarters of US Borrower; and

(b)                                 the Leverage Ratio is greater than or equal to 3.00 to 1.00 as of the last day of each such fiscal quarter.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Fee Letter” means the letter agreement between US Borrower and Wells Fargo Securities, LLC, dated as of April 19, 2013, as the same may from time to time be amended, restated or otherwise modified.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, treasurer, vice president of finance or controller.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of US Borrower.

“First FB Addition Date” means the date of the addition of the first Foreign Borrower under this Agreement, pursuant to Section 2.13(a).

“First-Tier Material Foreign Subsidiary” means a first-tier Foreign Subsidiary of US Borrower or a Domestic Guarantor of Payment (with assets (consolidated for the foreign jurisdiction) in excess of five percent (5%) of Consolidated Total Assets).

“Foreign Affiliate” means, with respect to a Foreign Borrower, a parent Company, sister Company or Subsidiary of such Foreign Borrower (that is not US Borrower or a Domestic Subsidiary).

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Borrower” means each of the Foreign Subsidiaries of US Borrower set forth on Schedule 2 hereto, together with any other Foreign Subsidiary of US Borrower that, on or after the Closing Date, shall have satisfied, in the opinion of Agent, the requirements of Section 2.13(a) hereof.

“Foreign Borrower Revolving Credit Note” means a Foreign Borrower Revolving Credit Note, substantially in the form of the attached Exhibit B (or as otherwise required by Agent after consultation with foreign counsel to Agent), executed and delivered by a Foreign Borrower pursuant to Section 2.4(b) hereof.

“Foreign Guarantor of Payment” means each of the Companies set forth on Schedule 3 hereto that shall have been designated a “Foreign Guarantor of Payment”, that are each executing and delivering a Guaranty of Payment, or any other Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Subsidiary Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate outstanding principal amount of all Revolving Loans made to all Foreign Borrowers, plus (b) the aggregate amount of all intercompany loans (which, for the avoidance of doubt, shall not include payments by US Borrower or any Domestic Guarantor of Payment for services provided to it by one or more Foreign Subsidiaries in the ordinary course of business and consistent with past practices), guaranties of Indebtedness and letters of credit (other than backing performance of a contract entered into in the ordinary course of business and are not guaranties of indebtedness or the payment of indebtedness) provided by US Borrower or a Domestic Guarantor of Payment, after the Closing Date, to, or for the benefit of, Foreign Subsidiaries.

“Fronting Lender” means, (a) as to any Letter of Credit transaction hereunder, Wells Fargo as issuer of the Letter of Credit, or, in the event that Wells Fargo shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder, or (b) as to any Existing Letter of Credit, KeyBank National Association or Bank of America, N.A., as applicable.

“GAAP” means, subject to the provisions of Section 1.2(b) hereof, generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of US Borrower.

“Global” means Global One Colorado, Inc. and Global One Insurance Company (f/k/a Global One Captive Insurance Company), together with their respective successors and assigns (other than a Credit Party).

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means a Domestic Guarantor of Payment or Foreign Guarantor of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Domestic Guarantor of Payment for the purpose of adding such Domestic Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Incremental Revolving Credit Increase” means that term as defined in Section 2.9(b) hereof.

“Incremental Term Loan Commitment” means that term as defined in Section 2.9(b) hereof.

“Incremental Term Loan” means that term as defined in Section 2.9(b) hereof.

“Indebtedness” means, for any Company (excluding in all cases trade payables and guaranties of performance by a Subsidiary payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs that are required to be reported as a liability in accordance with GAAP, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Insolvent Lender” means a Lender that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.  Any Insolvent Lender shall cease to be an Insolvent Lender when Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of US Borrower, on a Consolidated basis, the ratio of (a) (i) Consolidated EBITDA minus (ii) Twenty Million Dollars ($20,000,000), to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such LIBOR Fixed Rate Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that (a) if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Administrative Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.

“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lender and the Swing Line Lender.

“Letter of Credit” means a standby letter of credit that shall be issued by the Fronting Lender for the account of US Borrower or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period, subject to Section 2.2(b)(viii) hereof.

“Letter of Credit Commitment” means the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Thirty-Five Million Dollars ($35,000,000).

“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of US Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower).

“LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, each Additional Foreign Borrower Assumption Agreement and the Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of US Borrower or any material Foreign Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the material rights and remedies of Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any material Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any material Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies in excess of the amount of Twenty Million Dollars ($20,000,000).

“Maximum Rate” means that term as defined in Section 2.3(d)(i) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Newgen Companies” means Newgen Results Corporation, a Delaware corporation, and each of its Subsidiaries.

“Non-Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(d) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Borrowers to Agent, the Swing Line Lender, the Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, (b) all obligations of US Borrower or any Credit Party pursuant to Letters of Credit; (c) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (d) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (e) all fees and charges in connection with the Letters of Credit; (f) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (g) all Related Expenses.

“OFAC” means that term as defined in Section 6.3(f) hereof.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Peppers Company” means Peppers & Rogers Group Company and each of its Subsidiaries.

“Percepta” means Percepta, LLC and each of its Subsidiaries.

“Performance Guaranty” means a performance guaranty entered into in the ordinary course of business and upon terms typical in the industry of Borrowers; provided that Performance Guaranties shall not include guaranties of Indebtedness.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements executed and delivered to Agent, for the benefit of the Lenders, by a Borrower or a Guarantor of Payment, as applicable,

with respect to the capital stock or other equity interests owned by such Credit Party, as the same may from time to time be amended, restated or otherwise modified.

“Pledged Securities” means, with respect to a Pledge Agreement, the capital stock or other equity interests pledged to Agent, for the benefit of the Lenders, by a Credit Party pursuant to such Pledge Agreement.

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, reasonable legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender, in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, reasonable costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Request for Extension” means a notice substantially in the form of the attached Exhibit H.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Revolving Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in New York, New York, in respect of Eurocurrency Liabilities.  The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any director, officer or equity holder (other than a Company) of a Company or an Affiliate in excess of the aggregate amount of One Hundred Thousand Dollars ($100,000) in any fiscal year.

“Revolving Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 11.10 hereof; provided that the Revolving Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Revolving Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).  The Revolving Amount for all the Lenders on the Closing Date shall be Seven Hundred Million Dollars ($700,000,000).

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Lenders (and each Lender) to make Revolving Loans, (b) the Fronting Lender to issue and each Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a US Borrower Revolving Credit Note or a Foreign Borrower Revolving Credit Note.

“Revolving Loan” means a loan made to US Borrower or a Foreign Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Sanctioned Entity” means that term as defined in Section 6.3(g) hereof.

“Sanctioned Person” means that term as defined in Section 6.3(g) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Hedge Agreements (other than under Excluded Swap Obligations), and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements.

“Secured Parties” means, collectively, Agent, the Lenders, the Fronting Lender, any Lender (or an entity that is an affiliate of a then existing Lender) party to a Hedge Agreement with a Company, any Lender (or an entity that is an affiliate of a then existing Lender) party to a Bank Product Agreement with a Company, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5 hereof, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement among US Borrower or a Domestic Guarantor of Payment, Agent and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by a Credit Party in favor of Agent, for the benefit of the Lenders, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to the previously executed Security Agreement.

“Security Documents” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to

Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Senior Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Senior Funded Indebtedness (as of the end of the most recently completed fiscal quarter of US Borrower), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower).

“Significant Positive EBITDA Acquisition” means an Acquisition that, as measured for the four fiscal quarters then most recently ended, generated positive EBITDA in excess of Five Million Dollars ($5,000,000) for the Person or assets being acquired.

“Significant Positive EBITDA Disposition” means a Disposition that, as measured for the four fiscal quarters then most recently ended, generated positive EBITDA for the Company effecting such Disposition in excess of Five Million Dollars ($5,000,000).

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts  become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.  As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and, if the aggregate amount of such Subordinated Indebtedness is in excess of Ten Million Dollars ($10,000,000), the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.  Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of US Borrower.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to Agent and the Fronting Lender, issued by an issuer satisfactory to Agent and the Fronting Lender.

“Swap Obligation” means, with respect to any Guarantor of Payment, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Arrangement” means that term as defined in Section 2.2(c)(i)(B) hereof.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to US Borrower up to the aggregate amount at any time outstanding of Twenty-Five Million Dollars ($25,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means Wells Fargo, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit C, executed and delivered by US Borrower pursuant to Section 2.4(c) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to US Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) twenty (20) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Trading with the Enemy Act” means that term as defined in Section 6.3(e) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“US Borrower” means that term as defined in the first paragraph hereof.

“US Borrower Revolving Credit Note” means a US Borrower Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered by US Borrower pursuant to Section 2.4(a) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Waterfall” means that term as defined in Section 8.7(b)(ii) hereof.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Subsidiary” means any Person, the equity interests of which are one hundred percent (100%) owned (other than, with respect to the ownership of equity interests of Foreign Subsidiaries, such equity interests as are necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law) are at the time owned by US Borrower, directly, or indirectly through other Persons one hundred percent (100%) of whose equity interests are at the time owned, directly or indirectly, by US Borrower.

Section 1.2            Accounting Terms.

(a)           Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)           If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if US Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in

Section 5.7 hereof or the related financial definitions, at the option of Agent, the Required Lenders or US Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of Borrowers shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section 1.3            Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.  Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4            Confirmation of Recitals.  Borrowers, Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1            Amount and Nature of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Revolving Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to US Borrower, and participate in Letters of Credit at the request of Administrative Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Revolving Amount.

(b)           Each Lender, for itself and not one for any other, agrees to make Revolving Loans, participate in Swing Loans, and participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:

(i)            the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Revolving Amount for such Lender; and

(ii)           the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.  Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)           The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2            Revolving Credit Commitment.

(a)           Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to US Borrower or a Foreign Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount).  Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans.  With respect to each Alternate Currency Loan, US Borrower or the appropriate Foreign Borrower, as applicable, shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency.  Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.

(b)           Letters of Credit.

(i)            Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of US Borrower or a Domestic Guarantor of Payment, as Administrative Borrower may from time to time request.  Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii)           Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 1:00 P.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit.  Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, Administrative Borrower, and any Domestic Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii)          Standby Letters of Credit Fees.  With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of US Borrower or any Domestic Guarantor of Payment, US Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for LIBOR Fixed Rate Loans (in effect on such Regularly Scheduled Payment Date) multiplied by the undrawn face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)          Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, US Borrower shall promptly reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by US Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), US Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn (or the Dollar Equivalent with respect to a Letter of Credit funded in an Alternative Currency).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v)           Participation in Letters of Credit.  If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender fund a participation in the amount due (or the Dollar Equivalent with respect to a Letter of Credit in an Alternate Currency) with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(b)(v) by wire transfer of immediately available funds (in Dollars, in the Dollar Equivalent for amounts drawn in such Alternate Currency), in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.  In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vi) below.

(vi)          Existing Letters of Credit.  Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of subsection (v) above, on the Closing Date.  US Borrower, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.  Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders shall accrue from the Closing Date at the rate provided in this subsection (vi).

(vii)         Auto-Renewal Letters of Credit.  If Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit Agent (or the Fronting Lender if the Fronting Lender is a Lender other than Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) Agent (and the Fronting Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(viii)        Letters of Credit Outstanding Beyond the Commitment Period.  If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, US Borrower shall deposit with Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties.  The cash shall be deposited in an escrow account at a financial institution designated by the Fronting Lender.  The Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit.  US Borrower shall also execute such documentation as Agent or the Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement.  After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Administrative Borrower.

(ix)          Requests for Letters of Credit When One or More Lenders are Affected Lenders.  If a Letter of Credit is requested at such time that a Lender is an Affected Lender hereunder, then (A) such Letter of Credit shall be issued to the extent that Agent (and the Fronting Lender) shall have entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral by the Affected Lender) with US Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender, or (B) Agent shall issue a Letter of Credit in an amount that is the amount of the requested Letter of Credit less the Commitment Percentage of such Affected Lender times the amount of the requested Letter of Credit.

(x)           Letters of Credit Issued and Outstanding When One or More Lenders are Affected Lenders.  With respect to any Letters of Credit that have been issued and are outstanding at the time any Lender is an Affected Lender, Agent (and the Fronting Lender) shall have the right to request that US Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent (and the Fronting Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(c)           Swing Loans.

(i)            Generally.

(A)          Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to US Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (1) the Revolving Credit Exposure would exceed the Revolving Credit Commitment or (2) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall be made in Dollars.  US Borrower may prepay Swing Loans in accordance with Section 2.7 hereof.

(B)          Notwithstanding any provision herein to the contrary and to the extent applicable, in the event the Swing Line Lender and US Borrower have agreed in writing (and the parties hereby acknowledge that any such agreement by US Borrower shall be made at its sole discretion), that up to $10,000,000 of the Swing Line Commitment may be used to automatically draw and repay Swing Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between US Borrower and the Swing Line Lender (the “Sweep Arrangement”).  Principal and interest on Swing Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between US Borrower and the Swing Line Lender (without any deduction, setoff or counterclaim whatsoever).  The borrowing and disbursement provisions set forth in Section 2.5 hereof and any other provision hereof with respect to the timing or amount of payments on the Swing Loans (other than the requirement that all Swing Loans be paid no later than the last day of the Commitment Period) shall not be applicable to any portion of the Swing Loans made and prepaid pursuant to the Sweep Arrangement.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of all Swing Loans made pursuant to the Sweep Arrangement shall be paid in full, together with accrued interest thereon, on the last day of the Commitment Period.

(ii)           Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to Administrative Borrower and the Lenders, US Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to US Borrower hereunder.  Upon receipt of such notice by Administrative Borrower and the Lenders, US Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by US Borrower Revolving Credit Notes (or, if a Lender has not requested a US Borrower Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan.  Each Lender is hereby authorized to record on its records relating to its US Borrower Revolving Credit Note (or, if such Lender has not requested a US Borrower Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)          Participation in Swing Loans.  If, for any reason, the Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender fund a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

(iv)          Requests for Swing Loan When One or More Lenders are Affected Lenders.  If a Swing Loan is requested at such time that a Lender is an Affected Lender hereunder, then (A) such Swing Loan shall be issued to the extent that Agent shall have entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral by the Affected Lender) with US Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender, or (B) Agent shall issue a Swing Loan in an amount that is the amount of the requested Swing Loan less the Commitment Percentage of such Affected Lender times the amount of the requested Swing Loan.

(v)           Swing Loans Outstanding When One or More Lenders are Affected Lenders.  With respect to any Swing Loans that are outstanding at the time any Lender is an Affected Lender, Agent shall have the right to request that US Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent, such Swing Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

Section 2.3            Interest.

(a)           Revolving Loans.

(i)            Base Rate Loan.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing June 30, 2013, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)           LIBOR Fixed Rate Loans.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of each LIBOR Fixed Rate Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for LIBOR Fixed Rate Loans), at the Derived LIBOR Fixed Rate.  Interest on such LIBOR Fixed Rate Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b)           Swing Loans.  US Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall bear interest for a minimum of one day.

(c)           Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, (A) during an Event of Default under Section 7.1 or 7.11 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender, and (B) if any such Event of Default is waived in writing by the Required Lenders (and no other Event of Default shall exist), any increase in interest rates or fees instituted pursuant to this Section 2.3(c) shall be rescinded as of the date of such waiver.

(d)           Limitation on Interest.

(i)            Generally.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to Borrowers, as appropriate.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (A) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (B) exclude voluntary prepayments and the effects thereof, and (C) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

(ii)           Foreign Jurisdiction Interest.  If any provision of this Agreement or any other Loan Document would obligate any Foreign Borrower to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (A) first, by reducing the amount or rate of interest required to be paid to such Lender under this Article II; and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of the applicable statute.  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by such statute, then the Lender shall pay an amount equal to such excess to such Foreign Borrower.  Any amount or rate of interest referred to in this Article II with respect to the foreign extensions of credit shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that such extensions of credit remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Commitment Period and, in the event of a dispute, a certificate of an actuary appointed by Agent (and reasonably acceptable to US Borrower) shall be conclusive for the purposes of such determination.

Section 2.4            Evidence of Indebtedness.

(a)           US Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of US Borrower to repay the Revolving Loans made by such Lender and to pay interest thereon, US Borrower shall execute a US Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a US Borrower Revolving Credit Note shall in no way detract from US Borrower’s obligations to such Lender hereunder.

(b)           Foreign Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of each Foreign Borrower to repay the Revolving Loans made by such Lender to such Foreign Borrower and to pay interest thereon, each such Foreign Borrower shall execute a Foreign Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender to such Foreign Borrower; provided that the failure of a Lender to request a Foreign Borrower Revolving Credit Note shall in no way detract from such Foreign Borrower’s obligations to such Lender hereunder.

(c)           Swing Loans.  Upon the request of the Swing Line Lender, to evidence the obligation of US Borrower to repay the Swing Loans and to pay interest thereon, US Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from US Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5            Notice of Credit Event; Funding of Loans.

(a)           Notice of Credit Event.  Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 1:00 P.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 1:00 P.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of or conversion of a Loan to, a Eurodollar Loan, (iii) 1:00 P.M. (Eastern time) four Business Days prior to the proposed date of borrowing of an Alternate Currency Loan, and (iv) 3:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan; provided however, that an Authorized Officer of Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if Agent or any Lender provides funds or initiates funding based upon such verbal request, US Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect.  Administrative Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)           Funding of Loans.  Agent shall notify each Lender of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 3:00 P.M. (Eastern time) on the date such Notice of Loan is received.  On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 4:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it.  If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of the appropriate Borrower or otherwise receive such amount from the appropriate Borrower, promptly after demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)           Conversion and Continuation of Loans.

(i)            At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.  No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.

(ii)           At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)           Minimum Amount for Loans.  Each request for:

(i)            a Base Rate Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000);

(ii)           a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number) of not less than Five Hundred Thousand

Dollars ($500,000), increased by increments of Five Hundred Thousand Dollars ($500,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number); and

(iii)                               a Swing Loan shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000).

(e)                                  Interest Periods.  Administrative Borrower shall not request that LIBOR Fixed Rate Loans be outstanding for more than ten (10) different Interest Periods at the same time.

(f)                                   Advancing of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, if Borrowers request a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Lenders are Defaulting Lenders, Agent shall have the option, in its sole discretion, to require (and, at the request of US Borrower, shall require) the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the appropriate Borrower in an amount equal to (i) the amount requested by such Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders.  For purposes of such Revolving Loans, the Lenders that are making such Revolving Loan shall do so in proportion to their Commitment Percentages of the amount requested by such Borrower.  For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Revolving Amount for such Lender.

Section 2.6                                    Payment on Loans and Other Obligations.

(a)                                 Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)                                 Payments in Alternate Currency.  With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan.  For clarification, the amount outstanding on any Alternate Currency Loan for purposes of repayment on the last day of the applicable Interest Period shall be measured in the Alternate Currency and not by the Dollar Equivalent of such amount.  With respect to any Alternate Currency Letter of Credit, all payments to the Fronting Lender (and to any Lender that shall have funded its participation in such Letter of Credit) shall be made in the Dollar Equivalent (as determined on the date of drawing of such Letter of Credit) of the amount of such Alternate Currency Letter of Credit.  All such payments shall be remitted by the appropriate Borrower to Agent, at the address of Agent for notices referred to in Section 11.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 2:00 P.M. (Eastern time) on the due date thereof in same day funds.  Any such payments received by Agent after

2:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)                                  Payments in Dollars.  With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrowers under this Agreement, shall be made in Dollars.  All payments described in this subsection (c) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 2:00 P.M. (Eastern time) on the due date thereof in immediately available funds.  Other than with respect to payments made by wire transfer that are released by the appropriate Borrower by 2:00 P.M. (Eastern time), any such payments received by Agent (or the Fronting Lender or the Swing Line Lender) after 2:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(d)                                 Payments to Lenders.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender.  Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds.  Payments received by Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans, Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e)                                  Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(f)                                   Affected Lender.  To the extent that Agent receives any payments or other amounts for the account of an Affected Lender, at the discretion of Agent, such Affected Lender shall be deemed to have requested that Agent use such payment or other amount (or any portion thereof, at the discretion of Agent) first, to cash collateralize its unfunded risk participation in

Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(iv), 2.2(c)(iii), and 2.5(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(g)                                  Payment of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, at the sole discretion of Agent, in order to pay Revolving Loans made to a Borrower that were not advanced pro rata by the Lenders, any payment of any Loan may first be applied to such Revolving Loans of such Borrower that were not advanced pro rata.

Section 2.7                                    Prepayment.

(a)                                 Right to Prepay.

(i)                                     Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by Administrative Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.  Subject to payment of amounts set forth under Article III hereof, prepayments of Loans shall be without any premium or penalty.

(ii)                                  Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)                               Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of Agent, in order to prepay Revolving Loans to a Borrower that were not advanced pro rata by all of the Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made to such Borrower by the Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)                                 Notice of Prepayment.  Administrative Borrower shall give Agent (i) notice of prepayment of a Base Rate Loan or Swing Loan by no later than 1:00 P.M. (Eastern time) on the Business Day on which such prepayment is to be made and (ii) written notice of prepayment of a LIBOR Fixed Rate Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)                                  Minimum Amount.  Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000) or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11(d) or Article III hereof.

Section 2.8                                    Commitment and Other Fees.

(a)                                 Commitment Fee.  US Borrower shall pay to Agent, for the ratable account of the Lenders as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Revolving Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter.  The commitment fee shall be payable in arrears, on June 30, 2013 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)                                 Other Fee.  US Borrower shall pay to Wells Fargo Securities, LLC or its Affiliates, for its or their respective benefit, the fees set forth in the Fee Letter.

Section 2.9                                    Modifications to Commitment.

(a)                                 Optional Reduction of Revolving Credit Commitment.  Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction; provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000).  Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof.  After each such reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced.  If Borrowers reduce in whole the Revolving Amount, on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Administrative Borrower.  Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period.

(b)                                 Increase in Commitment.  At any time during the Commitment Increase Period, Administrative Borrower may request that Agent and the Lenders (i) increase the Revolving Credit Commitment (any such increase, an “Incremental Revolving Credit Increase”) and/or (ii) provide one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more term loan (any such term loan, an “Incremental Term Loan”), in an aggregate principal amount for all such Incremental Revolving Credit Increases and Incremental Term Loans incurred during the term of this Agreement not to exceed Three Hundred Million Dollars ($300,000,000).  Each such request for an Incremental Revolving Credit Increase and/or Incremental Term Loan, as applicable, shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (x) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments and/or the addition of an Incremental Term Loan Commitment, and/or (y) including one or more

Additional Lenders, each with a new commitment under the Revolving Credit Commitment or with an Incremental Term Loan Commitment, as applicable, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”); provided that existing Lenders (other than any “institutional” lender) shall be given the first opportunity to provide Additional Commitments.  Each Incremental Term Loan may be made as a term loan “A” to be made by one or more Lenders or Additional Lenders and/or a term loan “B” to be made by one or more “institutional” lenders on customary terms determined by Agent, US Borrower and such Additional Lenders, Lenders or lenders, as applicable.

(c)                                  Lender Assumption.  During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrowers shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent (and requested by the Lenders).  The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.  On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the appropriate Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Eurodollar Loans).  In connection therewith, it is understood and agreed that the Revolving Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender.  Administrative Borrower shall not request any Incremental Revolving Credit Increase or Incremental Term Loan pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such Incremental Revolving Credit Increase or Incremental Term Loan (including a pro forma calculation of the financial covenants set forth in Section 5.7 hereof) would exist.

(d)                                 Modifications to Commitments. Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as Agent reasonably deems appropriate in order to effectuate the terms of Section 2.9(a) hereof (including, without limitation, as applicable, (i) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (A) Required Lenders or (B) similar required lender terms applicable thereto).

Section 2.10                             Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11                             Mandatory Payments.

(a)                                 Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, US Borrower (and the appropriate Foreign Borrowers) shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)                                 Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)                                  Alternate Currency Exposure.  If, at any time, the Alternate Currency Exposure shall exceed the Alternate Currency Maximum Amount, US Borrower (and the appropriate Foreign Borrowers) shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Alternate Currency Loans sufficient to bring the Alternate Currency Exposure within the Alternate Currency Maximum Amount.

(d)                                 Application of Mandatory Payments.  Unless otherwise designated by Borrowers, each prepayment pursuant to Section 2.11(a), (b) or (c) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans, and (iii) third, on a pro rata basis for the Lenders, to outstanding Alternate Currency Loans; provided that, if the outstanding principal amount of any LIBOR Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such LIBOR Fixed Rate Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a LIBOR Fixed Rate Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12                             Liability of Borrowers.

(a)                                 Joint and Several Liability.  Each Borrower hereby authorizes Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder.  Each Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that US Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations, and each Foreign Borrower is and shall remain fully liable for payment in full of the Obligations of any other Foreign Borrower, as set forth in the Loan Documents.  Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder (including the Obligations of Foreign Borrowers through Article XI hereof).

(b)                                 Appointment of Administrative Borrower.  Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither Agent nor any Lender shall incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(c)                                  Maximum Liability of Each Foreign Borrower and Rights of Contribution.  Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Foreign Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Foreign Borrower from other Affiliates of such Foreign Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.  Borrowers hereby agree as among themselves that, in connection with the payments made hereunder, each Foreign Borrower shall have a right of contribution from each other Borrower in accordance with applicable law.  Such contribution rights shall be waived until such time as the Secured Obligations (other than (i) contingent obligations which by their terms survive the termination of this Agreement and (ii) obligations and liabilities under Bank Product Agreements or Hedge Agreements as to which arrangements satisfactory to the applicable Lender (or an entity that is an affiliate of such Lender) shall have been made) have been irrevocably paid in full, and no Borrower shall exercise any such contribution rights until the Secured Obligations have been irrevocably paid in full (other than (i) contingent obligations which by their terms survive the termination of this Agreement and (ii) obligations and liabilities under Bank Product Agreements or Hedge Agreements as to which arrangements satisfactory to the applicable Lender (or an entity that is an affiliate of such Lender) shall have been made).

(d)                                 Waivers of Each Borrower.  In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition.  Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held.  Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower.  Each Borrower further subordinates any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full (other than (i) contingent obligations which by their terms survive the termination of this Agreement and (ii) obligations and liabilities under Bank Product Agreements or Hedge Agreements as to which arrangements satisfactory to the applicable Lender (or an entity that is an affiliate of such Lender) shall have been made).

(e)                                  Liability of Foreign Borrowers and Foreign Guarantors of Payment.  Anything herein to the contrary notwithstanding, no Foreign Borrower or Foreign Guarantor of Payment shall at any time be liable for the Indebtedness of US Borrower under this Agreement (exclusive of Indebtedness of the Foreign Borrowers that is guaranteed by US Borrower under this Agreement).

Section 2.13                             Addition of Foreign Borrowers and Foreign Guarantors of Payment.

(a)                                 Addition of Foreign Borrower.  At the request of Administrative Borrower (with at least fifteen (15) days prior written notice to Agent and the Lenders) and the approval of Agent, in its reasonable discretion, a Foreign Subsidiary of US Borrower that shall not then be a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent:

(i)                                     such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of US Borrower or shall be a Foreign Subsidiary of which US Borrower owns, directly or indirectly, at least eighty percent (80%) of the equity interests and eighty percent (80%) of the equity interests entitled to vote;

(ii)                                  such Foreign Subsidiary (A) shall be organized under the laws of an Approved Foreign Jurisdiction, and (B) shall not be organized under the laws of a jurisdiction for which any Lender (that is organized in the United States) has provided notice to Agent that it is illegal for such Lender, or violates the policies of such Lender

(in such Lender’s reasonable interpretation of such policies), to lend into such foreign jurisdiction;

(iii)                               US Borrower and each Domestic Guarantor of Payment shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of a Guaranty of Payment;

(iv)                              such Foreign Subsidiary shall have executed an Additional Foreign Borrower Assumption Agreement and appropriate Foreign Borrower Revolving Credit Notes (for Lenders requesting Notes);

(v)                                 if required pursuant to Section 5.21 hereof, one or more Foreign Affiliates of such Foreign Subsidiary shall become a Foreign Guarantor of Payment, and shall have executed a Guaranty of Payment with respect to the obligations of such Foreign Subsidiary; and

(vi)                              such Foreign Subsidiary that shall become a Foreign Borrower shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items (including, without limitation, such information as any Lender may request pursuant to Section 11.13 hereof) as may be deemed necessary or advisable by Agent (including an amendment to this Agreement), all of the foregoing to be in form and substance reasonably satisfactory to Agent.

(b)                                 Addition of Foreign Guarantor of Payment.  At the request of Administrative Borrower (with at least fifteen (15) days prior written notice to Agent and the Lenders) and the approval of Agent, in its reasonable discretion, a Foreign Subsidiary of US Borrower that shall not then be a Foreign Guarantor of Payment may become a Foreign Guarantor of Payment hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent:

(i)                                     Administrative Borrower shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Guarantor of Payment pursuant to the terms of this Agreement;

(ii)                                  such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of US Borrower or shall be a Foreign Subsidiary of which US Borrower owns, directly or indirectly, at least eighty percent (80%) of the equity interests and eighty percent (80%) of the equity interests entitled to vote;

(iii)                               such Foreign Subsidiary shall have executed a Guaranty of Payment with respect to the obligations of one or more Foreign Borrowers as may be required by Agent (provided that there shall be no adverse tax consequences or adverse legal impact); and

(iv)                              such Foreign Subsidiary that shall become a Foreign Guarantor of Payment shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by Agent (including an amendment to this Agreement), all of the foregoing to be in form and substance reasonably satisfactory to Agent.

(c)                                  Additional Credit Party Bound by Provisions.  Upon satisfaction by Administrative Borrower and any such Foreign Subsidiary of the requirements set forth in subsections (a) and (b) above, as applicable, Agent shall promptly notify Administrative Borrower and the Lenders, whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” or “Foreign Guarantor of Payment”, as applicable, pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers or Foreign Guarantors of Payment, as the case may be, as if such Foreign Borrower or Foreign Guarantor of Payment had been the original party making such representations, warranties and covenants.

(d)                                 Alternative Structures.  Agent, the Lenders and Borrowers agree that, if the addition of a Foreign Borrower or Foreign Guarantor of Payment pursuant to this Section 2.13 would result in a requirement by such Foreign Borrower or Foreign Guarantor of Payment to pay to any Lenders additional amounts pursuant to Section 3.2 hereof, then Agent, the Lenders and Borrowers agree to use reasonable efforts to designate a different lending office or otherwise propose an alternate structure that would avoid the need for, or reduce the amount of, such additional amounts so long as the same would not, in the reasonable judgment of Agent and the Lenders, be otherwise disadvantageous to Agent and the Lenders.

(e)                                  Provisions Relating to the Addition of Foreign Borrowers.  To the extent that a Foreign Borrower is added pursuant to this Section 2.13, and the fully executed Foreign Borrower Assumption Agreement with respect to such Foreign Borrower contains additional legal requirements, terms and conditions applicable to extensions of credit to such Foreign Borrower in the applicable jurisdiction of such Foreign Borrower (as determined by Agent in its reasonable discretion), this Agreement shall be automatically amended solely to incorporate such additional legal requirements, terms and provisions.

Section 2.14                             Grant of Additional Security Interests from US Borrower and Domestic Guarantors of Payment.  No later than forty-five (45) days (unless such time period is extended by Agent in writing) after the FB Threshold Date, US Borrower and each Domestic Guarantor of Payment shall execute and deliver to Agent such additional or replacement Security Documents (to be prepared by Agent) and take such additional action, as Agent may deem necessary or appropriate in order to create and perfect a Lien in favor of Agent, for the benefit of the Lenders, in all tangible and intangible assets of the Credit Parties or such thereof as Agent may deem necessary or appropriate (specifically excluding (i) US Borrower’s headquarters at 9197 Peoria Street, Englewood, Colorado, (ii) all leasehold interests in real and personal property and (iii) motor vehicles); provided that upon the cessation of the conditions resulting in a FB Threshold Date for four (4) consecutive fiscal quarters following any such FB Threshold Date, Agent, at the request and expense of US Borrower, shall terminate such replacement Security Documents and all applicable financing statements shall be amended to reflect such termination.

Section 2.15                             Extension of Commitment.  Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof, US Borrower may deliver a Request for Extension, requesting that the Lenders extend the Commitment Period for an additional year.  Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrowers and the Lenders.  US Borrower shall pay any reasonable attorneys’ fees or other reasonable expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrowers and Agent.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO
LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section 3.1                                    Requirements of Law.

(a)                                 If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)                               shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)                               shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate; or

(C)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, US Borrower (and any Foreign Borrower to which such Loan was made) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), US Borrower (and any Foreign Borrower to which such Loan was made) shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.  The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Administrative Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs or reductions to the extent such Lender notifies Administrative Borrower thereof more than ninety (90) days after such Lender becomes aware of such right to additional compensation (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

(d)                                 Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in Requirement of Law under subsection (a) above and/or a change in law, rule or regulation (or any provision thereof) regarding capital adequacy under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

Section 3.2                                    Taxes.

(a)                                 All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)                                 Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate

Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, US Borrower and such Credit Party shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

(c)                                  If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender.  If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(d)                                 Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Foreign Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall use reasonable efforts to deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                                   The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3                                    Funding Losses.  US Borrower (and the appropriate Foreign Borrower) agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (e) any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 11.3(c) hereof.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4                                    Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5                                    Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.

(a)                                 If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)                                 If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6                                    Replacement of Lenders.  Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the appropriate Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any LIBOR Fixed Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.10 hereof (provided that Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the appropriate Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

Section 3.7                                    Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.  In addition, each Lender may, at its option, fund its portion of a Loan requested by a Foreign Borrower to Agent by causing any foreign or domestic branch or affiliate of such Lender to provide such funding; provided that any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Loan in accordance with the terms of this Agreement, and such Lender and its affiliate or branch shall cooperate and communicate with Agent in order to coordinate such arrangement.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1                                    Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)                                 all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)                                 Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)                                  no Default or Event of Default shall then exist or immediately after such Credit Event would exist;

(d)                                 no condition or event shall have occurred that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect;

(e)                                  each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date; and

(f)                                   with respect to each request by Borrowers for an Alternate Currency Loan or for a Letter of Credit to be issued in an Alternate Currency, there shall not have occurred any change in any national or international financial, political or economic conditions or currency exchange rates or exchange controls that, in the reasonable opinion of Agent and the Required Lenders

(and the Fronting Lender, with respect to any Letter of Credit to be issued in an Alternate Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternate Currency.

Each request by Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c), (d), (e) and (f) above.

Section 4.2                                    Conditions to the First Credit Event.  US Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to US Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)                                 Notes as Requested.  US Borrower shall have executed and delivered to (i) each Lender requesting a US Borrower Revolving Credit Note such Lender’s US Borrower Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)                                 Guaranties of Payment.  Each Domestic Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to Agent and the Lenders.

(c)                                  Security Agreements.  US Borrower and each Domestic Guarantor of Payment shall have executed and delivered to Agent, for the benefit of the Lenders, a Security Agreement and such other documents or instruments, as may be reasonably required by Agent to create or perfect the Liens of Agent, for the benefit of the Lenders, in the assets of such Credit Party, all to be in form and substance reasonably satisfactory to Agent and the Lenders.

(d)                                 Pledge Agreements.  US Borrower and each Domestic Subsidiary that has a Foreign Subsidiary shall have (i) executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to Agent, with respect to (A) sixty-five percent (65%) of the voting shares of capital stock or other voting equity interests of each First-Tier Material Foreign Subsidiary, and (B) one hundred percent (100%) of all non-voting shares of capital stock or other non-voting equity interests of each First-Tier Material Foreign Subsidiary, (ii) executed and delivered to Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities with respect thereto, and (iii) delivered to Agent, for the benefit of the Lenders, such Pledged Securities (to the extent such Pledged Securities are certificated).

(e)                                  Lien Searches.  With respect to the property owned or leased by each Credit Party, and any other property securing the Obligations, US Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(f)                                   Officer’s Certificate, Resolutions, Organizational Documents.  US Borrower shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(g)                                  Good Standing and Full Force and Effect Certificates.  US Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State or comparable entity in the state or states where such Credit Party is incorporated or formed.

(h)                                 Legal Opinion.  US Borrower shall have delivered to Agent an opinion of counsel for US Borrower and each Domestic Guarantor of Payment, in form and substance reasonably satisfactory to Agent and the Lenders.

(i)                                     Borrower Investment Policy.  US Borrower shall have delivered to Agent a copy of the Borrower Investment Policy.

(j)                                    Fee Letter and Other Fees.  US Borrower shall have (i) executed and delivered to Agent, the Fee Letter and paid to Wells Fargo Securities, LLC or its Affiliates, for their respective account, the fees stated therein and (ii) paid all reasonable legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents (which legal fees and expenses of Agent shall be consistent with those set forth in the Fee Letter and include all fees, charges and disbursements of counsel to Agent to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date).

(k)                                 Closing Certificate.  US Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(l)                                     Letter of Direction.  US Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(m)                             Miscellaneous.  US Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

ARTICLE V.  COVENANTS

Section 5.1                                    Insurance.  Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten (10) days of Agent’s written request, furnish to Agent such information about such Company’s insurance as Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Agent and certified by a Financial Officer.

Section 5.2                                    Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when material penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of US Borrower and the Domestic Guarantors of Payment, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3                                    Financial Statements and Information.

(a)                                 Quarterly Financials.  Administrative Borrower shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of US Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in form and detail satisfactory to Agent and certified by a Financial Officer of US Borrower.

(b)                                 Annual Audit Report.  Administrative Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of US Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to Agent and certified by an unqualified opinion of an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)                                  Compliance Certificate.  Administrative Borrower shall deliver to Agent concurrently with the delivery of the financial statements set forth in Sections 5.3(a) and (b) hereof, a Compliance Certificate.

(d)                                 Expected Earn-Out Amount.  Administrative Borrower shall deliver to Agent, concurrently with the delivery of each Compliance Certificate, a calculation of the Expected Earn-Out Amount for the next twelve (12) month period.

(e)                                  Pro-Forma Projections.  Administrative Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of US Borrower, annual pro-forma projections of the Companies for the then current fiscal year, to be in form and detail acceptable to Agent.

(f)                                   Shareholder and SEC Documents.  Administrative Borrower shall deliver to Agent, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by US Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by US Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of US Borrower’s securities.

(g)                                  Changes in Accounting Principles.  If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements, the Consolidated financial statements of US Borrower and its Subsidiaries delivered pursuant to Section 5.3(a) or 5.3(b) will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, Administrative Borrower shall deliver to Agent one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Agent.

(h)                                 Financial Information of the Companies.  Administrative Borrower shall deliver to Agent, within fifteen (15) Business Days of the written request of Agent, or as soon thereafter as is reasonably practicable, such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Section 5.4                                    Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Agent, or any representative of Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5                                    Franchises; Change in Business.

(a)                                 Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)                                 No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6                                    ERISA Pension and Benefit Plan Compliance.

(a)                                 Generally.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.  US Borrower shall furnish to Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  US Borrower shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that US Borrower has reason to believe is reasonably likely to be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  US Borrower shall, at the request of Agent, deliver or cause to be delivered to Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

(b)                                 Foreign Pension Plans and Benefit Plans.

(i)                                     For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii)                                  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii)                               Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to Agent (A) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Administrative Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

Section 5.7                                    Financial Covenants.

(a)                                 Leverage Ratio.  US Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 3.50 to 1.00, subject to modification as set forth below.

(b)                                 Senior Leverage Ratio.  US Borrower shall not suffer or permit at any time the Senior Leverage Ratio to exceed 3.00 to 1.00, subject to modification as set forth below.

(c)                                  Interest Coverage Ratio.  US Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 2.50 to 1.00.

(d)                                 Available Liquidity for Expected Earn-Out Amount.  US Borrower shall not suffer or permit at any time the Available Liquidity to be less than the Expected Earn-Out Amount as of the last day of the most recently completed fiscal quarter.

Notwithstanding the foregoing, upon the consummation of any Acquisition with Consideration in excess of Seventy-Five Million Dollars ($75,000,000) and upon written request of US Borrower, the required levels for the Leverage Ratio and the Senior Leverage Ratio shall be increased commencing with the date of such Acquisition and continuing thereafter for the next three full fiscal quarters of US Borrower in accordance with the following schedule:

Period	Leverage Ratio	Senior Leverage Ratio
Acquisition date through and including the first and second full fiscal quarters ending after the Acquisition date	4.00 to 1.00	3.50 to 1.00
Third full fiscal quarter ending after the Acquisition date	3.75 to 1.00	3.25 to 1.00
Fourth full fiscal quarter ending after the Acquisition date and thereafter	3.50 to 1.00	3.00 to 1.00

Each such modification set forth above shall be subject to (i) the approval of Agent (which such approval shall not be unreasonably withheld, conditioned or delayed) and (ii) US Borrower providing a plan in form and substance reasonably satisfactory to Agent as to the steps taken, or to be taken, to reduce the Leverage Ratio and Senior Leverage Ratio over the applicable three fiscal quarter period.  US Borrower may only request two modifications to the Leverage Ratio and Senior Leverage Ratio during the term of this Agreement.

Section 5.8                                    Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)                                 the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)                                 any loans granted to, or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased;

(c)                                  the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)                                 Indebtedness incurred by Foreign Subsidiaries (in addition to the Indebtedness permitted pursuant to subparts (a) and (h) hereof) in an aggregate amount not to exceed, for all such Indebtedness of all Foreign Subsidiaries, the greater of (i) seven and one-half percent (7.5%) of Consolidated Total Assets, or (ii) Twenty-Five Million Dollars ($25,000,000) at any time outstanding;

(e)                                  any loans from a Company to a Company permitted under Section 5.11 hereof;

(f)                                   Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g)                                  Indebtedness of a Foreign Subsidiary under an accounts receivable facility, in an aggregate amount for all such facilities of all Foreign Subsidiaries not to exceed Twenty Million Dollars ($20,000,000), so long as no portion of the Indebtedness or any other obligation (contingent or otherwise) under such facility is guaranteed by any Credit Party and no Credit Party provides, either directly or indirectly, any credit support of any kind in connection with such facility;

(h)                                 Subordinated Indebtedness, so long as (i) the Companies are in compliance (and in pro forma compliance after giving effect to such Subordinated Indebtedness) with the provisions of Article V hereof, (ii) the documentation with respect to such Subordinated Indebtedness is in form and substance reasonably acceptable to Agent (and, if the aggregate amount of such Subordinated Indebtedness is in excess of Ten Million Dollars ($10,000,000), the Required Lenders), as determined by Agent and, if applicable, the Required Lenders, prior to the incurrence of such Subordinated Indebtedness, (iii) the maturity date (and earliest possible put date) of such Subordinated Indebtedness is at least thirty (30) days after the last day of the Commitment Period (as such Commitment Period may be extended pursuant to Section 2.15 hereof), and (iv) prior to the incurrence of such Subordinated Indebtedness, if the aggregate amount of all Subordinated Indebtedness of the Foreign Subsidiaries exceeds (or will exceed, after the incurrence of such Subordinated Indebtedness) Ten Million Dollars ($10,000,000), each Foreign Subsidiary that is directly or indirectly liable for such Subordinated Indebtedness shall either become a Foreign Borrower or Foreign Guarantor, as appropriate, in the discretion of Agent, in consultation with US Borrower;

(i)                                     loans to Percepta and its Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (i) twenty percent (20%) of the net revenues of Percepta and its Subsidiaries for the most recently completed four fiscal quarters, and (ii) Twenty Million Dollars ($20,000,000);

(j)                                    loans to a joint venture (in which one or more Companies own an equity interest) in an aggregate amount at any time outstanding not to exceed the greater of (i) twenty percent (20%) of the net revenues of such joint venture for the most recently completed four fiscal quarters, and (ii) the total, for all such joint ventures, of Twenty Million Dollars ($20,000,000);

(k)                                 Indebtedness of a Company that was initially indebtedness of a target entity that has been acquired by the Companies pursuant to Section 5.13 hereof and that becomes Indebtedness of a Company through a merger of the target into a Company, so long as (i) such Indebtedness was not incurred in anticipation of such Acquisition, or (ii) if any such Indebtedness was incurred by a target entity (or entities) in anticipation of an Acquisition, the aggregate amount of all such Indebtedness for all Companies (with respect to all such Acquisitions) outstanding at any time (that in each case is outstanding beyond thirty (30) days after the relevant Indebtedness was acquired by the Companies) shall not exceed Twenty Million Dollars ($20,000,000);

(l)                                     Indebtedness of a Company incurred pursuant to Synthetic Leases;

(m)                             Indebtedness of a Company that is owing to any governmental entity, including, without limitation, industrial revenue bonds and grants issued by any governmental entity to such Company;

(n)                                 Indebtedness not otherwise described in or subject to subparts (a) through (m) hereof in an aggregate principal amount not to exceed the greater of (i) five percent (5%) of Consolidated total assets of US Borrower, or (ii) Five Million Dollars ($5,000,000) at any time outstanding; and

(o)                                 other unsecured Indebtedness, in addition to the Indebtedness listed above, so long as (i) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, (ii) the maturity date (and earliest possible put date) of such Indebtedness is at least thirty (30) days after the last day of the Commitment Period, (iii) the Companies are in compliance (and in pro forma compliance after giving effect to such Indebtedness) with the provisions of Section 5.7 hereof, and (iv) if the amount of such Indebtedness is equal to or greater than Twenty Million Dollars ($20,000,000), such Indebtedness is created pursuant to documentation in form and substance reasonably satisfactory to Agent.

Section 5.9                                    Liens.  No Company shall create, assume or suffer to exist (or enter into a contract that creates a consensual Lien upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)                                 Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)                                 other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)                                  Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d)                                 any Lien granted to Agent, for the benefit of the Lenders;

(e)                                  the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(f)                                   purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof; provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(g)                                  easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h)                                 any Lien on fixed assets owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof, so long as (i) such Lien was not created at the time of or in contemplation of such Acquisition, and (ii) such Lien is released within one hundred eighty (180) days after such Acquisition (unless (A) Borrowers shall have obtained the prior written consent of Agent, or (B) such Lien would otherwise be permitted pursuant to Section 5.9(f) or (i) hereof);

(i)                                     any Lien on fixed assets owned by a Company (in addition to the Liens permitted pursuant to subparts (f) and (h) hereof) to secure Indebtedness permitted pursuant to Section 5.8 hereof, in an aggregate amount, for all of the Companies, not to exceed Twenty-Five Million Dollars ($25,000,000) at any time outstanding;

(j)                                    any Lien on assets of Percepta and its Subsidiaries securing Indebtedness described in Section 5.8(i) hereof in an aggregate principal amount, for Percepta and all of its Subsidiaries, not to exceed Five Million Dollars ($5,000,000) at any time outstanding;

(k)                                 any U.C.C. Financing Statement filed to provide notice of (i) an Operating Lease entered into in the ordinary course of business, or (ii) a Synthetic Lease permitted under Section 5.8(l) hereof; and

(l)                                     any Liens (on assets that do not constitute Collateral), not otherwise described in or subject to subparts (a) through (j) hereof, securing Indebtedness (other than Indebtedness for borrowed money) in an aggregate principal amount for all such Indebtedness and all such Liens not to exceed Two Million Dollars ($2,000,000) at any time outstanding.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with (A) the purchase or lease of fixed assets that prohibits Liens on such fixed assets, or (B) the incurrence of Indebtedness permitted pursuant to Section 5.8(h) hereof that prohibits Liens on the assets of Percepta) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10                             Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11                             Investments, Loans and Guaranties.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)                                     investments made in accordance with the Borrower Investment Policy;

(ii)                                  the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(iii)                               any investment in, loan to or guaranty of the Indebtedness of, US Borrower or a Domestic Guarantor of Payment from or by a Company;

(iv)                              any investment in, loan to or guaranty of the Indebtedness of, a Foreign Borrower or a Foreign Guarantor of Payment from or by a Foreign Borrower or a Foreign Guarantor of Payment;

(v)                                 any investment in, loan to or guaranty of the Indebtedness of, a Foreign Subsidiary so long as the Companies are in compliance (and in pro forma compliance after giving effect to such loan, investment or guaranty) with the provisions of Section 5.7 hereof;

(vi)                              any investment in, loan to or guaranty of the Indebtedness of, a joint venture of a Company, so long as the Companies are in compliance (and in pro forma compliance after giving effect to such investment) with the provisions of Section 5.7 hereof;

(vii)                           any advance or loan to an officer or employee of a Company, so long as all such advances and loans from all Companies (specifically excluding any advance or loan assumed through an Acquisition) aggregate not more than the principal sum of Five Million Dollars ($5,000,000) at any time outstanding;

(viii)                        the holding of any stock that has been acquired pursuant to an Acquisition permitted under Section 5.13 hereof; or

(ix)                              other investments of, loans from or guaranties by, the Companies in an aggregate amount not to exceed, for all Companies, the greater of (A) five percent (5%) of Consolidated total assets of US Borrower, or (B) Five Million Dollars ($5,000,000); provided that client-related performance guaranties shall not be included in the calculation of the foregoing amounts.

Section 5.12                             Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)                                 any Domestic Subsidiary may merge with (i) US Borrower (provided that US Borrower shall be the continuing or surviving Person) or (ii) any one or more Domestic Guarantors of Payment (provided that a Domestic Guarantor of Payment shall be the continuing or surviving Person);

(b)                                 any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) US Borrower or (ii) any Domestic Guarantor of Payment;

(c)                                  any Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

(d)                                 any Foreign Subsidiary may merge or amalgamate with (i) US Borrower, provided that US Borrower shall be the continuing or surviving Person, (ii) any one or more Domestic Guarantors of Payment, provided that a Domestic Guarantor of Payment shall be the continuing or surviving Person, and (iii) any other Foreign Subsidiary, provided that, if such merger or amalgamation includes a Credit Party, a Credit Party shall be the continuing or surviving Person or the surviving Person shall become a Credit Party and assume the obligations of the Credit Party;

(e)                                  any Foreign Subsidiary (other than a Credit Party) may sell, lease, transfer or otherwise dispose of any assets that are not equity interests in Credit Parties;

(f)                                   the Companies may sell all of the equity interests in a Foreign Borrower or Foreign Guarantor of Payment, or dissolve or liquidate a Foreign Borrower or Foreign Guarantor of Payment, so long as (i) all Loans made to or for the benefit of such Foreign Borrower or Foreign Guarantor, and proceeds received by such Foreign Borrower or Foreign Guarantor of Payment from Loans, are repaid in full prior to the effectiveness of such sale, dissolution or liquidation, and (ii) upon the effectiveness of such sale, dissolution or liquidation, such Foreign Borrower or Foreign Guarantor of Payment ceases to be a Foreign Borrower or Foreign Guarantor of Payment, as applicable, under this Agreement pursuant to documentation satisfactory to Agent;

(g)                                  Borrower may sell its corporate headquarters located at 9197 South Peoria Street, Englewood, Colorado 80112-5833;

(h)                                 a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(i)                                     any Company may sell, lease, transfer or otherwise dispose of any assets to any other Company, so long as such disposition is for fair market value (as determined by an independent third-party valuation firm or appraiser of national reputation if the anticipated fair market value of such asset or assets exceeds Fifteen Million Dollars ($15,000,000));

(j)                                    any Company may sell, lease, transfer or otherwise dispose of any assets to any Person that is not a Company, so long as (i) such disposition is on an arm’s length basis and is for fair market value (as determined by an independent third-party valuation firm or appraiser of national reputation if the anticipated fair market value of such asset or assets exceeds Fifteen Million Dollars ($15,000,000)); and (ii) the aggregate amount of all such dispositions pursuant to this Section 5.12(j), for all of the Companies, does not exceed an amount equal to ten percent (10%) of Consolidated Total Assets during the Commitment Period;

(k)                                 with respect to a merger, amalgamation or consolidation, Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof; and

(l)                                     US Borrower may dissolve or liquidate the Newgen Companies.

Section 5.13                             Acquisitions.  No Company shall effect an Acquisition; provided, however, that a Company may effect an Acquisition so long as:

(a)                                 in the case of a merger, amalgamation or other combination including a Borrower (other than US Borrower), such Borrower shall be the surviving entity and, if such merger, amalgamation or other combination includes US Borrower, US Borrower shall be the surviving entity;

(b)                                 in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c)                                  the business to be acquired shall be similar or complimentary to the lines of business of the Companies;

(d)                                 the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

(e)                                  no Default or Event of Default shall exist prior to or after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(f)                                   such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or by a majority of the Persons whose equity interests are to be acquired;

(g)                                  the purchase price for any Acquisition by a Foreign Subsidiary that is not a Credit Party, or of a Foreign Subsidiary by a Domestic Subsidiary that is not a Credit Party, shall be solely from (i) the cash-flow of one or more Foreign Subsidiaries, (ii) the proceeds of the Loans made to one or more Foreign Borrowers, or (iii) Subordinated Indebtedness incurred in accordance with and subject to Section 5.8(h) hereof;

(h)                                 the purchase price for any Acquisition by a Foreign Borrower or a Foreign Guarantor of Payment shall be from (i) the cash-flow of one or more Foreign Subsidiaries, (ii) the proceeds of the Loans made to one or more Foreign Borrowers, or (iii) Subordinated Indebtedness incurred in accordance with and subject to Section 5.8(h) hereof;

(i)                                     with respect to any Acquisition the Consideration for which is in excess of Fifty Million Dollars ($50,000,000), US Borrower shall have provided to Agent and the Lenders, at least ten (10) Business Days following such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of US Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; provided that, for the purpose of complying with the notice and disclosure requirements set forth in this subsection (i), the amount of Consideration for an Acquisition shall be deemed to be US Borrower’s best estimate of the total Consideration to be paid for such Acquisition in accordance with SEC disclosure and calculation requirements; and

(j)                                    US Borrower shall have Available Liquidity of no less than Twenty-Five Million Dollars ($25,000,000) after giving effect to such Acquisition.

Section 5.14                             Notice.  Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing whenever:

(a)                                 a Default or Event of Default has occurred hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing shall for any reason cease in any material respect to be true and complete;

(b)                                 a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; and

(c)                                  a Borrower learns that there has occurred any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15                             Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time; provided that, so long as no Default or Event of Default has occurred and is continuing or, after giving pro forma effect to such Restricted Payment, would result therefrom, any Company may make Restricted Payments (other than for the repayment, redemption, retirement, repurchase or early defeasance of Subordinated Indebtedness in excess of the aggregate amount, for all such repayments, redemptions, retirements, repurchases or early defeasances, of Ten Million Dollars ($10,000,000)); provided further that during any period in which US Borrower has requested, and Agent has approved, that the applicable Leverage Ratio and Senior Leverage Ratio levels be modified pursuant to the terms of Section 5.7 hereof, no Company shall make or commit itself to make any Restricted Payment except (i) upon five (5) Business Day’s prior written notice to Agent, to the extent approved by Agent (which approval shall not be unreasonably withheld) and (ii) any Company which is a non-Wholly Owned

Subsidiary shall be permitted to pay Capital Distributions to the holders of its equity interests, which such payment shall be distributed ratably to such holders, solely to the extent required to be paid pursuant to the Organizational Documents thereof.

Section 5.16                             Environmental Compliance.  Each Company shall comply in all material respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  US Borrower shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law.  As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.  US Borrower (and any Foreign Borrower, as applicable) shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.17                             Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.18                             Use of Proceeds.  Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies (including for capital expenditures and Acquisitions and Capital Distributions permitted hereunder), for the refinancing of existing Indebtedness (including the Existing Credit Agreement) and to pay fees, commissions and expenses in connection with this Agreement and the transactions contemplated hereunder.

Section 5.19                             Corporate Names.  No Credit Party shall change its corporate name, unless, in each case, such Credit Party shall provide Agent with at least thirty (30) days prior written notice thereof.  Administrative Borrower shall also provide Agent with at least thirty (30) days prior written notification of (a) any change in the location of the office where any Credit Party’s records pertaining to the Collateral are kept; and (b) any change in any Credit Party’s chief executive office.  In the event of any of the foregoing or as a result of any change of applicable law with respect to the taking of security interests, or if determined by Agent to be necessary, Agent is hereby authorized to file new Uniform Commercial Code financing statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s reasonable discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral, based upon such new places of business or names or such change in applicable law, and US Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall promptly reimburse Agent therefor if Agent pays the same.  Such amounts shall be Related Expenses hereunder.

Section 5.20                             Lease Rentals.  The Companies may enter into Operating Leases in the ordinary course of business.

Section 5.21                             Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)                                 Domestic Subsidiary Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder), such agreements to be prepared by Agent and in form and substance acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b)                                 Foreign Subsidiary Guaranties.

(i)                                     Each Foreign Affiliate of a Foreign Borrower shall, at the discretion of Agent, after consultation with Administrative Borrower, promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations of the Foreign Borrowers (to the extent not prohibited by law) if either (A) such Foreign Affiliate directly benefits from the Loans made to such Foreign Borrower (for example, if it receives the proceeds of the Loans made to such Foreign Borrower), or (B) such Foreign Affiliate is logically a part of a transaction or series of transactions related to the Loans made to such Foreign Borrower (for example, if such Foreign Affiliate is a parent entity of such Foreign Borrower or if the proceeds of such Loans are routed through such Foreign Affiliate (through intercompany loans or otherwise) to the ultimate intended beneficiary thereof).  Each such Guaranty of Payment shall be prepared by Agent and in form and substance acceptable to Agent.  In connection therewith, such Foreign Affiliate shall also deliver to Agent such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.  In exercising such discretion, Agent shall take into consideration, after consultation with Administrative Borrower, (1) the costs and benefits of obtaining a Guaranty of Payment from such Foreign Subsidiary, and (2) any recommendations received from Administrative Borrower regarding which Foreign Affiliates should be required to execute a Guaranty of Payment based on the flow of funds and intended use of the proceeds of the Loans made to a Foreign Borrower.

(ii)                                  Anything in this subsection (b) to the contrary notwithstanding, Agent may forego the requirement that a Foreign Subsidiary execute a Guaranty of Payment if Agent determines, in its reasonable judgment, after consultation with Administrative Borrower, that the execution and delivery of such Guaranty of Payment under the laws of such foreign jurisdiction (A) is impractical or cost prohibitive in light of the benefits, or (B) will have material adverse tax consequences.

(c)                                  Pledge of Stock or Other Ownership Interest.  With respect to the creation or acquisition of a First-Tier Material Foreign Subsidiary, or any Foreign Subsidiary otherwise becomes a First-Tier Material Foreign Subsidiary, US Borrower or the appropriate Domestic Guarantor of Payment shall, unless such pledge would cause it to incur, directly or indirectly, an unreasonable amount of economic, legal, tax or regulatory harm, as determined by Agent after consultation with US Borrower, (i) execute a Pledge Agreement and, in connection therewith, pledge to Agent (A) sixty-five percent (65%) of the voting shares of capital stock or other voting equity interests of such First-Tier Material Foreign Subsidiary, and (B) one hundred percent (100%) of all non-voting shares of capital stock or other non-voting equity interests of such First-Tier Material Foreign Subsidiary, and (ii) deliver to Agent all of the share certificates, if certificated, or other evidence of equity representing such pledged ownership interests.  In the event any voting shares of capital stock or other voting equity interests of any First-Tier Material Foreign Subsidiary have been pledged to Agent pursuant to this clause (c) and such First-Tier Material Foreign Subsidiary, for any reason permitted by this Agreement, ceases to be a First-Tier Material Foreign Subsidiary, at the request and expense of US Borrower, Agent shall terminate such Pledge Agreement and shall deliver to US Borrower any share certificates, if such First-Tier Material Foreign Subsidiary is certificated, or other evidence of equity representing such pledged ownership interests.

(d)                                 Perfection or Registration of Interest in Foreign Shares.  With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent, have the right to perfect, at US Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction; provided that, prior to the First FB Addition Date, Agent shall not perfect its security interests in any shares of a first-tier Foreign Subsidiary that is not a First-Tier Material Foreign Subsidiary.  Such perfection may include the requirement that the applicable Company promptly execute and deliver to Agent a separate pledge document (prepared by Agent and in form and substance satisfactory to Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit Agent to exercise any of its rights and remedies in respect thereof.  In exercising such discretion, Agent shall take into consideration, after consultation with Administrative Borrower, the costs and benefits of perfecting its security interest in such equity interests in the applicable foreign jurisdiction.  In the event any foreign shares are pledged and perfected pursuant to this clause (d), US Borrower may, from time to time, request that the Required Lenders, in their sole discretion, terminate and release, at the expense of US Borrower, such pledge and the security interest perfected thereby.

(e)                                  Dormant Subsidiary Status.  With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, Administrative Borrower shall provide to Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents required by this Section 5.21.

Section 5.22                             Restrictive Agreements.  Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.23                             Other Covenants and Provisions.  In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and defaults contained therein shall be more restrictive than the covenants and defaults set forth herein, then the Companies shall immediately be bound hereunder (without further action) by such more restrictive covenants and defaults with the same force and effect as if such covenants defaults were written herein.  In addition to the foregoing, Borrowers shall provide prompt written notice to Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by Agent), execute and deliver to Agent an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to Agent.

Section 5.24                             Pari Passu Ranking.  The Obligations shall, and Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior Indebtedness of each Borrower.

Section 5.25                             Guaranty Under Material Indebtedness Agreement.  No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.26                             Amendment of Organizational Documents.  Without the prior written consent of Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization.

Section 5.27                             Fiscal Year of Borrowers.  No Borrower shall change the date of its fiscal year end without the prior written consent of Agent and the Required Lenders.  As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

Section 5.28                             Further Assurances.  Borrowers shall, and shall cause each other Credit Party to, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to the Collateral as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1                                    Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to a Borrower, including the percentage of each class of stock or other equity interest owned by a Company, the location of its chief executive office and its principal place of business.  Except as set forth on Schedule 6.1 hereto, each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2                                    Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3                                    Compliance with Laws and Contracts.

(a)                                 Each Company holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority reasonably necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect.

(b)                                 Each Company is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect.

(c)                                  No Company is in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that could not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Each Company is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

(e)                                  No Company or Affiliate of a Company is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”).  No Company or Affiliate of a Company is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (iii) the Patriot Act.  No Credit Party or Affiliate of a Credit Party (A) is a blocked person described in Section 1 of the Anti-Terrorism Order, or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(f)                                   None of the Companies or their respective Affiliates is in violation of, and shall not violate, any of the country or list based economic and trade sanctions administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/, or as otherwise published from time to time.

(g)                                  None of the Companies or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, as each term is hereinafter defined, (ii) has a more than ten percent of its assets located in Sanctioned Entities, or (iii) derives more than ten percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan will be used, nor have any been used to fund, any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. For purposes hereof, “Sanctioned Entity” means (A) a country or a government of a country, (B) an agency of the government of a country, (C) an organization directly or indirectly controlled by a country or its government, or (D) a person or entity resident in, or determined to be resident in, a country, that is subject to a country sanctions program administered and enforced by OFAC; and “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

Section 6.4                                    Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, in each case other than those that could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5                                    Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6                                    Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first consensual Lien on the Collateral.  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7                                    Tax Returns.  All federal, state, provincial and all material local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein and with respect to foreign tax returns, except as may be filed beyond the due date without material penalties.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8                                    Environmental Laws.  Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  No material litigation or proceeding arising under, relating to or in connection with any Environmental Law  or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company.  No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9                                    Locations.  The Companies have places of business or maintain their accounts receivable at the locations set forth on Schedule 6.9 hereto.  Each Company’s chief executive office is set forth on Schedule 6.9 hereto.  Schedule 6.9 further specifies whether each location, as of the Closing Date, that is owned by the Companies.

Section 6.10                             Continued Business.  Except as described in US Borrower’s 10-K, 10-Q or other public filings with the SEC, there exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, which termination, cancellation or limitation would have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11                             Employee Benefits Plans.

(a)                                 US Employee Benefit Plans.  Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date.  No ERISA Event has occurred or is reasonably expected to occur with respect to an ERISA Plan.  No Controlled Group member has failed to make a required material installment or other required material payment under Section 412(a) of the Code on or before the due date or within a reasonable time after such due date.  No Controlled Group member has failed to make contributions to an ERISA Plan that is a Multiemployer Plan in accordance with the applicable governing documents which is reasonably likely to result in a material liability to the Controlled Group member.  No ERISA Plan (other than a Multiemployer Plan) has any accumulated funding deficiency (as defined in Section 412(a) of the Code).  None of the Companies have adopted or plans to adopt any amendments that could reasonably result in a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan (other than a Multiemployer Plan) that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply (or as soon as reasonably practicable are corrected to comply) with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described

“remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets by an amount that would have a Material Adverse Effect.

(b)                                 Foreign Pension Plan and Benefit Plans.  As of the Closing Date, Schedule 6.11 hereto lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by US Borrower and any appropriate Foreign Subsidiaries.  The Foreign Pension Plans are duly registered under all applicable laws which require registration.  US Borrower and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect.  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans.  Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 6.12                             Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents that has not already been obtained or completed.

Section 6.13                             Solvency.

(a)                                 US Borrower.  US Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that US Borrower has incurred to Agent and the Lenders.  US Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will US Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  US Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  US Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(b)                                 Foreign Borrowers.  Each Foreign Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Foreign Borrower has incurred to Agent and the Lenders.  The property of each Foreign Borrower is (i) sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations due and accruing due, and (ii) at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Foreign Borrower.  No Foreign Borrower has ceased paying its current obligations in the ordinary course of business as they generally become due.  No Foreign Borrower is for any reason (and will not by reason of the execution and delivery of the Loan Documents) unable to meet its obligations as they generally become due.

Section 6.14                             Financial Statements.  The Consolidated financial statements of US Borrower for the fiscal year ended December 31, 2012, and the unaudited Consolidated financial statements of US Borrower for the fiscal quarter ended March 31, 2013, furnished to Agent and the Lenders, are true and complete in all material respects, to the best knowledge of the Companies,  have been prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end adjustments consistent with past practice, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.  Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15                             Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America).  Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16                             Material Agreements.  Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), requires the future payment of an amount in excess of Thirty Million Dollars ($30,000,000) during any twelve-month period.

Section 6.17                             Intellectual Property.  Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.

Section 6.18                             Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19                             Deposit and Securities Accounts.  US Borrower has provided to Agent a list of all banks, other financial institutions and Securities Intermediaries at which US Borrower and any Domestic Guarantor of Payment maintain Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20                             Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains, to the best knowledge of such Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by US Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is more than likely to have a Material Adverse Effect.

Section 6.21                             Investment Company; Other Restrictions.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22                             Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII.  EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”) hereunder:

Section 7.1                                    Payments.  If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2                                    Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13 or 5.15 or 5.23 hereof.

Section 7.3                                    Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4                                    Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.

Section 7.5                                    Cross Default.  If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other provision, term or condition contained in any Material Indebtedness Agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6                                    ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 7.7                                    Change in Control.  If any Change in Control shall occur.

Section 7.8                                    Judgments.  There is entered against any Company:

(a)                                 a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired; provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies shall exceed Ten Million Dollars ($10,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b)                                 any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 7.9                                    Security.  If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement with respect to any material amount of Collateral and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion) and Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

Section 7.10                             Validity of Loan Documents.  If (a) any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.11                             Solvency.  If any Credit Party shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Credit Party; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Credit Party; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Credit Party; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE VIII.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1                                    Optional Defaults.  If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.10 hereof shall occur, Agent may, with the consent of the

Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:

(a)                                 terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)                                 accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2                                    Automatic Defaults.  If any Event of Default referred to in Section 7.11 hereof shall occur:

(a)                                 all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)                                 the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 8.3                                    Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Borrowers shall immediately deposit with Agent, as security for the obligations of Borrowers and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender) to or for the credit or account of US Borrower or any Domestic Guarantor of Payment, as security for the obligations of the appropriate Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4                                    Offsets.

(a)                                 If there shall occur or exist any Event of Default referred to in Section 7.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by US Borrower or a Domestic Guarantor of Payment to such Lender, or any Foreign Borrower or Foreign Guarantor of Payment with respect to Obligations of a Foreign Borrower (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of US

Borrower or a Domestic Guarantor of Payment, or any Foreign Borrower or Foreign Guarantor of Payment with respect to such deposit balances and indebtedness of a Foreign Borrower or Foreign Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if a Lender acts as a Securities Intermediary or a depository institution for a Credit Party, and the applicable Securities Accounts or Deposit Accounts of such Credit Party with such Lender (or an affiliate of a Lender) are not subject to a Control Agreement, then such Lender agrees that such accounts are subject to the Lien of Agent (to the extent granted pursuant to the Security Documents) and it will not set off against or appropriate toward the payment of, any Indebtedness owing to such Lender that does not constitute Obligations (other than Customary Setoffs with respect to such Deposit Accounts or Securities Accounts).

Section 8.5                                    Equalization Provisions.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that:

(a)                                 if it at any time shall receive any payment for or on behalf of any Borrower on any Indebtedness owing by any Borrower (or through any Guarantor of Payment) pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise); or

(b)                                 if any Lender (or affiliate of a Lender) (i) maintains Deposit Accounts or Securities Account of any Borrower or any Domestic Subsidiary, and (ii) exercises a right of offset or takes other action against such Deposit Accounts or Securities Accounts;

then such Lender will apply all such payments (other than Customary Setoffs with respect to the Deposit Accounts or Securities Accounts referenced in subpart (b) above) first to any and all Obligations owing by Borrowers to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement), and to the extent not prohibited by law, to the remainder of the Obligations (and the Secured Obligations in accordance with Section 8.6 hereof).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5, or exercising rights under this provision, may exercise all of its rights of payment (including the right of set-off) with respect to such participation or otherwise as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6                                    Other Remedies.  The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.7                                    Application of Proceeds.

(a)                                 Payments Prior to Exercise of Remedies.  Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that Agent shall have the right at all times to apply any payment received from US Borrower first to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

(b)                                 Payments Subsequent to Exercise of Remedies.  After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)                                     with respect to:

(A)                               payments from assets of Companies organized in the United States (or a state thereof), (1) first, to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of US Borrower, and (2) second, to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of any other Borrowers, in each case applied in accordance with the Waterfall;

(B)                               payments from assets of Companies that are not organized in the United States (or a state thereof), to the Obligations (and Secured Obligations if such payments are from proceeds of Collateral) of the Foreign Borrowers, applied in accordance with the Waterfall; and

(C)                               any other payments, in accordance with the Waterfall; and

(ii)                                  in accordance with the following priority (the “Waterfall”):

(A)                               first, to the extent incurred in connection with obligations payable by a specific Borrower, to the payment of all obligations (to the extent not paid by Borrowers) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(B)                               second, to the extent incurred in connection with the obligations payable by a specific Borrower, to the payment pro rata of (1) interest then accrued and payable on the outstanding Loans, (2) any fees then accrued and payable to Agent, and (3) any fees then accrued and payable to the Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(C)                               third, for payment of (1) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (C), (2) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of Borrowers under such Hedge Agreement, and (3) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (1), (2) and (3) of this subsection (C); and

(D)                               finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.  THE AGENT

The Lenders authorize Wells Fargo and Wells Fargo hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1                                    Appointment and Authorization.  Effective on the Closing Date, KeyBank National Association hereby resigns as administrative agent under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), and each Lender hereby irrevocably appoints Wells Fargo as Agent hereunder and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute Additional Foreign Borrower Assumption Agreements on behalf of the Lenders, and to execute various Security Documents pertaining to the Foreign Borrower and Foreign Guarantors of Payment on behalf of the Lenders.  Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2                                    Note Holders.  Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3                                    Consultation With Counsel.  Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 9.4                                    Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5                                    Agent and Affiliates.  Wells Fargo and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though Wells Fargo were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit (if any), Wells Fargo and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Wells Fargo were not Agent, and the terms “Lender” and “Lenders” include Wells Fargo and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6                                    Knowledge or Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders.

Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7                                    Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement.  Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8                                    Release of Collateral or Guarantor of Payment.  In the event of a merger, sale of assets or other transaction permitted pursuant to Section 5.12 hereof or otherwise permitted pursuant to this Agreement, and so long as there is no Default or Event of Default existing, Agent, at the request and expense of US Borrower, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment or Foreign Borrower in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

Section 9.9                                    Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 9.10                             Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10.  The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Agent.

Section 9.11                             Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 9.12                             Fronting Lender.  The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith.  The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Article IX, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 9.13                             Swing Line Lender.  The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans.  The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in this Article IX, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.14                             Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.15                             No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.16                             Other Agents.  Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties, responsibilities or liabilities as a result thereof.

ARTICLE X.  GUARANTY

Section 10.1                             The Guaranty.  US Borrower hereby guarantees to Agent, for the benefit of the Secured Parties, as a primary obligor and not as a surety, the prompt payment of the Secured Obligations owing by each other Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  US Borrower hereby further agrees that, if any of the Secured Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), US Borrower will promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.2                             Obligations Unconditional.  The obligations of US Borrower under Section 10.1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Secured Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of US Borrower hereunder, as a Guarantor, shall be absolute and unconditional under any and all circumstances.  US Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Borrower or any other Guarantor of Payment for amounts paid under this Article X until such time as the Secured Obligations have been irrevocably paid in full (other than (i) contingent obligations which by their terms survive the termination of this Agreement and (ii) obligations and liabilities under Bank Product Agreements or Hedge Agreements as to which arrangements satisfactory to the applicable Lender (or an entity that is an affiliate of such Lender) shall have been made).  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of US Borrower as a Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)                                  the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Secured Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, Agent, for the benefit of the Lenders, as security for any of the Secured Obligations shall fail to attach or be perfected; or

(e)                                  any of the Secured Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, US Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Secured Obligations.

Section 10.3                             Reinstatement.  The obligations of US Borrower under this Article X shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and US Borrower agrees that it will indemnify Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.4                             Certain Additional Waivers.  US Borrower agrees that US Borrower shall have no right of recourse to security for the Secured Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 hereof and through the exercise of rights of contribution pursuant to Section 11.6 hereof.

Section 10.5                             Remedies.  US Borrower agrees that, to the fullest extent permitted by law, as between US Borrower, on the one hand, and Agent, on behalf of the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.1 or 8.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in such Sections 8.1 and 8.2) for purposes of Section 10.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by US Borrower for purposes of Section 10.1 hereof.

Section 10.6                             Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Secured Obligations owing by each other Borrower, whenever arising.

Section 10.7                             Payments.  All payments by US Borrower under this Article X shall be made in Dollars, and free and clear of any Taxes.

ARTICLE XI.  MISCELLANEOUS

Section 11.1                             Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2                             No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3                             Amendments, Waivers and Consents.

(a)                                 General Rule.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 Exceptions to the General Rule.  Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i)                                     Unanimous Consent Requirements.  Unanimous consent of the Lenders shall be required with respect to (A) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof, provided that no Lender’s Commitment shall be increased without such Lender’s consent), (B) the extension of maturity of the Loans, the payment date of interest or scheduled principal hereunder, or the payment date of commitment fees payable hereunder, (C) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of commitment fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (D) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (E) the release of US Borrower or any Domestic Guarantor of Payment or any material amount of Collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or (F) any amendment to this Section 11.3 or Section 8.5 or 8.7 hereof.

(ii)                                  Provisions Relating to Special Rights and Duties.  No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.  No provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii)                               Incremental Term Loans.  The Loan Documents may be amended by Agent and US Borrower only to effect Incremental Term Loans and Incremental Term Loan Commitments pursuant Section 2.9(a) hereof; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

(c)                                  Replacement of Non-Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subparts (i) and (ii) hereof being referred to as a “Non-Consenting Lender”), then, so long as Agent is not the Non-Consenting Lender, Agent may, at the sole expense of Borrowers, upon notice to such Non-Consenting Lender and Administrative Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)                                 Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note (or if there is no Note, the holder of the interest as reflected on the books and records of Agent) (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4                             Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it,

addressed to it at the address specified on the signature pages of this Agreement (together with a courtesy copy thereof to US Borrower’s general counsel, mailed or delivered to TeleTech Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112-5833, Attention: General Counsel) or at such other address as shall be designated by US Borrower in a written notice to each of the other parties), if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or five Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day).  All notices hereunder shall not be effective until received.  For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer and US Borrower shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5                             Costs, Expenses and Documentary Taxes.  US Borrower agrees to pay on demand all reasonable costs and expenses of Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  US Borrower, and any appropriate Foreign Borrower, also agrees to pay on demand all reasonable costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing.  In addition, US Borrower and any appropriate Foreign Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6                             Indemnification.  US Borrower, and each Foreign Borrower to the extent relating to the Loans and other credit extensions to such Foreign Borrower, agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and  employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7                             Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8                             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9                             Binding Effect; Borrowers’ Assignment.  This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10                      Lender Assignments.

(a)                                 Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following:  (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or 2.2(c) or Section 8.5 hereof.

(b)                                 Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided that the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)                                  Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)                                 Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)                                  Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)                                   Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)                                  Deliveries by Borrowers.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

(h)                                 Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)                                     Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11                      Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)                                 any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)                                 such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)                                  the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                                 such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)                                  no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)                                     increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)                                  reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrowers agree that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.

Section 11.12                      Replacement of Affected Lenders.  Each Lender agrees that, during the time in which any Lender is an Affected Lender, Agent shall have the right (and Agent shall, if requested by Administrative Borrower), at the sole expense of Borrowers, upon notice to such Affected Lender and Administrative Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.12 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by Administrative Borrower (unless an Event of Default shall exist) and Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section  2.6(f) and (g) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 11.13                      Patriot Act Notice.  Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.14                      Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15                      Investment Purpose.  Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16                      Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.17                      Limitations on Liability of the Fronting Lender.  Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither the Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Fronting Lender, and the Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Fronting Lender’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Fronting Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.18                      General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, Agent, the Fronting Lender or any other Person against Agent, the Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrowers, each Lender, Agent and the Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.19                      No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Agent or any Lender with respect to the transactions contemplated by the

Loan Documents shall have the right to act exclusively in the interest of Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.20       Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.21       Judgment Currency.

(a)           This in an international transaction in which the obligations of the Credit Parties under this Agreement to make payment to or for account of Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by Agent or such Lender of the full amount in Original Currency payable to Agent or such Lender under this Agreement.

(b)           If Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”), obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency, and (ii) if the amount of Original Currency so purchased is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Currency was originally due and owing to Agent or the Lenders hereunder (the “Loss”), such Credit Party or US Borrower, as a separate obligation and notwithstanding any such judgment, indemnifies Agent or such Lender, as the case may be, against such Loss.  US Borrower hereby agrees to such indemnification.  For purposes of determining the equivalent in one currency of another currency as provided in this Section 11.21, such amount shall include any premium and costs payable in connection with the conversion into or from any currency.  The obligations of the Credit Parties contained in this Section 11.21 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.22       Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Agreement, each of the Notes and any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by New York law, without regard to principles of conflicts of laws.

(b)           Submission to Jurisdiction.  Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.23       JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Section 11.24       Amendment and Restatement; No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the lenders or the administrative agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrowers outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	TELETECH HOLDINGS, INC.

9197 South Peoria Street	By:	/s/ Regina M. Paolillo
Englewood, Colorado 80112-5833	Name:	Regina M. Paolillo
Attn: Vice President - Treasurer	Title:	CFO, CAO & Secretary

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender
MAC D1109-019
1525 West W.T. Harris Blvd.	By:	/s/ Catherine Jones
Charlotte, NC 28262	Name:	Catherine Jones
Attention of: Syndication Agency Services	Title:	Senior Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	KeyBank National Association, as Lender

Mailcode: OH-01-27-0627	By:	/s/ David A. Wild
127 Public Square	Name:	David A. Wild
Cleveland, OH 44114	Title:	Senior Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	Bank of America N.A., as Lender

370 17th Street Ste 3590	By:	/s/ Michael T. Letsch
Denver, CO 80202	Name:	Michael T. Letsch
	Title:	Senior Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	HSBC Bank USA, N.A., as Lender

660 S. Figueroa St.	By:	/s/ Hans Y. Lin
Suite 800	Name:	Hans Y. Lin
Los Angeles, CA 90017	Title:	Senior Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	Compass Bank, as a Lender

999 18th Street	By:	/s/ Joseph W. Nimmons
Suite 2800	Name:	Joseph W. Nimmons
Denver, CO 80202	Title:	Senior Vice President
Attn: Joe Nimmons

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	Bank of the West, as Lender

600 17th Street	By:	/s/ Terry A. Switz, Jr.
Suite 1500	Name:	Terry A. Switz, Jr.
Denver, CO 80202	Title:	Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	JPMorgan Chase Bank, N.A., as Lender

2200 Ross Ave, 3rd Floor	By:	/s/ Gregory T. Martin
Dallas, TX 75201	Name:	Gregory T. Martin
	Title:	Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	The Northern Trust Company, as Lender

The Northern Trust Company	By:	/s/ Molly Drennan
50 South LaSalle Street	Name:	Molly Drennan
Chicago, Illinois 60603	Title:	Vice President

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	U.S. Bank National Association, as Lender

U.S. Bank	By:	/s/ Marty McDonald
950 17th St., 3rd Floor	Name:	Marty McDonald
Denver, CO 80202	Title:	AVP

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

Address:	Citibank, N.A., as Lender

388 Greenwich Street, 37th Floor	By:	/s/ James M. Walsh
New York, NY 10013	Name:	James M. Walsh
	Title:	Vice President and Managing Director

TeleTech Holdings, Inc.

Amended and Restated Credit Agreement

Signature Page

EXHIBIT A

FORM OF
US BORROWER REVOLVING CREDIT NOTE

$	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”), promises to pay to                    (“Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of [                          ] MILLION AND 00/100 DOLLARS or the aggregate unpaid principal amount of all Revolving Loans, made by Lender to US Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less (or, in the event of currency fluctuations on Alternate Currency Loans, such greater amount as may be outstanding), in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans shall be payable in the applicable Alternate Currency at the place or places designated in the Credit Agreement.  US Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 11.21 of the Credit Agreement.

As used herein, “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 3, 2013, among US Borrower, the Foreign Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Borrower Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, THE FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

TELETECH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF
FOREIGN BORROWER REVOLVING CREDIT NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [                                ] (“Foreign Borrower”), promises to pay to (“Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of [                          ] MILLION AND 00/100 DOLLARS or the aggregate unpaid principal amount of all Revolving Loans made by Lender to Foreign Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less (or, in the event of currency fluctuations on Alternate Currency Loans, such greater amount as may be outstanding), in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency at the place or places designated in the Credit Agreement.  Foreign Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 11.21 of the Credit Agreement.

As used herein, “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 3, 2013, among US Borrower, the Foreign Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Foreign Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Foreign Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Foreign Borrower Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Foreign Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

FOREIGN BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[FOREIGN BORROWER]

By:
Name:
Title:

EXHIBIT C

FORM OF
SWING LINE NOTE

$25,000,000.00	June 3, 2013

FOR VALUE RECEIVED, the undersigned, TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Swing Line Lender”) at the place and times provided in the Credit Agreement referred to below, the principal sum of the principal sum of TWENTY-FIVE MILLION AND 00/100 DOLLARS or the aggregate unpaid principal amount of all Swing Loans made by Swing Line Lender to US Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 3, 2013, among US Borrower, the Foreign Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”).  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

TELETECH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF
NOTICE OF LOAN

, 20

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention:  Syndication Agency Services

Ladies and Gentlemen:

The undersigned, TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”), refers to that certain Amended and Restated Credit Agreement, dated as of June 3, 2010 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among US Borrower, the Foreign Borrowers, the Lenders party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrowers hereby request a Loan (the “Proposed Loan”), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.5 of the Credit Agreement:

(a)                                 The Borrower requesting the Proposed Loan is                                                   .

(b)                                 The Business Day of the Proposed Loan is                     , 20    .

(c)                                  The amount of the Proposed Loan is $                              .

(d)                                 The Proposed Loan is to be a Base Rate Loan          / Eurodollar Loan       /

Alternate Currency Loan          / Swing Loan          .  (Check one.)

(e)                                  If the Proposed Loan is a LIBOR Fixed Rate Loan, the Interest Period requested is one month       , two months       , three months       , six months       . (Check one.)

(f)                                   If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency requested is                       .

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)                                     the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)                                  no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)                               the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

TELETECH HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                 I am the duly elected Chief Financial Officer or Treasurer of TeleTech Holdings, Inc., a Delaware corporation (“US Borrower”);

(2)                                 I am familiar with the terms of that certain Amended and Restated Credit Agreement, dated as of June 3, 2013, among US Borrower, the Foreign Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of US Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)                                 The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)                                 The representations and warranties made by each Company contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5)                                 Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the        day of                   , 20      .

TELETECH HOLDINGS, INC.

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                              (the “Assignor”) and                                              (the “Assignee”) is dated as of                 , 20   .  The parties hereto agree as follows:

1.                                      Preliminary Statement.  Assignor is a party to that certain Amended and Restated Credit Agreement, dated as of June 3, 2013 (as the same may from time to time be amended, restated, or otherwise modified, the “Credit Agreement”), among TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”), the Foreign Borrowers, the Lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (“Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.                                      Assignment and Assumption.  Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings.  After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.                                      Assignment Effective Date.  The Assignment Effective Date (the “Assignment Effective Date”) shall be [                         ,         ] (or such other date agreed to by Agent).  On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)                                 receipt by Agent of  this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by Administrative Borrower;

(b)                                 receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10 of the Credit Agreement;

(c)                                  receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement,

(ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, and (iv) such other information as Agent shall request; and

(d)                                 receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.                                      Payment Obligations.  In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor.  Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.                                      Credit Determination; Limitations on Assignor’s Liability.  Assignee represents and warrants to Assignor, Borrowers, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor, (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of any Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrowers, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit.  Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction).  Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6.                                      Indemnity.  Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.                                      Subsequent Assignments.  After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.                                      Reductions of Aggregate Amount of Commitments.  If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.                                      Acceptance of Agent; Notice by Assignor.  This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of Administrative Borrower; provided that the execution of this Assignment Agreement by Agent and, if necessary, by Administrative Borrower is evidence of such acceptance and consent.

10.                               Entire Agreement.  This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.                               Governing Law.  This Assignment Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

12.                               Notices.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.                               Counterparts.  This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

14.                               JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR

OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND ANY OF THE BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address:	ASSIGNOR:

Attn:	By:
Name:
Title:

Address:	ASSIGNEE:

Attn:	By:
Name:
Title:

Accepted and Consented to this	Accepted and Consented to this
day of , 20 :	day of , 20 :

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent	TELETECH HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I. INTEREST BEING ASSIGNED TO ASSIGNEE

Commitment Percentage of Revolving Credit Commitment		%
Assigned Amount	$

II. ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

Commitment Percentage of Revolving Credit Commitment		%
Assignee’s Revolving Credit Commitment amount	$

III. ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

Commitment Percentage of Revolving Credit Commitment		%
Assignor’s remaining Revolving Credit Commitment amount	$

EXHIBIT G

FORM OF
ADDITIONAL FOREIGN BORROWER ASSUMPTION AGREEMENT

This ADDITIONAL FOREIGN BORROWER ASSUMPTION AGREEMENT (“Agreement”) is made effective as of                         , 20    , by and among                                 , a                    (the “Obligor”), TELETECH HOLDINGS, INC., a Delaware corporation (“US Borrower”), each Foreign Borrower under the Credit Agreement referred to below (each such Foreign Borrower, together with US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent under the Credit Agreement (“Agent”), on behalf of and for the benefit of the Lenders:

WHEREAS, Borrowers, the Lenders party thereto and Agent, are parties to that certain Amended and Restated Credit Agreement, dated as of June 3, 2010 (as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”, each capitalized term not defined herein being used herein as therein defined) wherein Agent and the Lenders have agreed to make Loans to Borrowers, and the Fronting Lender has agreed to issue Letters of Credit to US Borrower on behalf of the Lenders, all upon certain terms and conditions;

WHEREAS, pursuant to and in accordance with Section 2.13(a) of the Credit Agreement, US Borrower has requested that, effective on                           , 20       (the “FB Assumption Effective Date”), the Obligor shall be designated as a “Foreign Borrower” under the Credit Agreement; and

WHEREAS, Agent and the Lenders are willing to permit the Obligor to become a “Foreign Borrower” under the Credit Agreement and the Lenders are willing to make Loans to the Obligor pursuant to the Commitment, upon certain terms and conditions as set forth in the Credit Agreement and in this Agreement, one of which is that the Obligor shall assume all of the Foreign Borrower Obligations, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation, if any, granted to the Obligor by Agent and the Lenders and for other valuable consideration;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor hereby agrees as follows:

1.             Assumption.  On and after the FB Assumption Effective Date, the Obligor irrevocably and unconditionally assumes and shall be liable for all of the obligations of a Foreign Borrower under the Credit Agreement and the Related Writings (the “Foreign Borrower Obligations”) as fully as if such Obligor had been an original party to the Credit Agreement, including, but not limited to (a) all Loans made to or for the benefit of the Obligor; (b) all other indebtedness and other obligations now owing or hereafter incurred by the Obligor, as a Foreign Borrower, to Agent and the Lenders pursuant to the Credit Agreement and the other Loan Documents executed in connection therewith; and (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part.  For the avoidance of doubt, the Obligor does not assume and shall not be liable for any Obligations of US Borrower under the Credit Agreement (exclusive of Indebtedness of the Foreign Borrowers that is guaranteed by US Borrower under the Credit Agreement).

2.             Obligor Party to the Credit Agreement.  On and after the FB Assumption Effective Date, the Obligor shall (a) be designated a “Foreign Borrower” pursuant to the terms and conditions of the Credit Agreement and this Agreement, and (b) become bound by all representations, warranties, covenants, provisions and conditions of the Credit Agreement and each other Loan Document applicable to the Foreign Borrowers as if the Obligor had been the original party making such representations, warranties and covenants.

3.             Additional Terms and Conditions.  [ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO EXTENSIONS OF CREDIT TO OBLIGOR IN THE APPLICABLE JURISDICTION OF OBLIGOR WILL BE ADDED, AS APPROPRIATE, AS DETERMINED BY AGENT IN ITS REASONABLE DISCRETION.]

4.             Representations and Warranties of the Obligor.  The Obligor represents and warrants to Agent and each Lender that:

(a)           the Obligor is an entity duly organized or formed or incorporated, validly existing and in good standing (or comparable concept in the applicable jurisdiction) or in full force and effect under the laws of its jurisdiction of organization or formation, as the case may be, and is duly qualified or authorized to do business in each jurisdiction in which the Obligor is doing business, to the extent the failure to be so qualified or authorized would have a Material Adverse Effect;

(b)           the Obligor has full power, authority and legal right to execute and deliver this Agreement, and to perform and observe the provisions hereof and of the Credit Agreement and the Notes (if any) executed by the Obligor, and the officers acting on behalf of the Obligor have been duly authorized to execute and deliver this Agreement;

(c)           this Agreement, the Credit Agreement, the Notes (if any) and any other Loan Document executed by the Obligor are each valid and binding upon the Obligor and enforceable against the Obligor in accordance with their respective terms; and

(d)           each of the representations and warranties set forth in Article VI of the Credit Agreement applicable to a Foreign Borrower are true and complete in all material respects with respect to the Obligor as a Foreign Borrower under the Credit Agreement, except to the extent that any thereof expressly relate to an earlier date.

5.             Representations and Warranties of Borrowers and the Obligor.  Borrowers and the Obligor represent and warrant to Agent and each Lender that:

(a)           no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Agreement or by the performance or observance of any provision hereof; and

(b)           neither the execution and delivery of this Agreement, nor the performance and observance of the provisions hereof, by the Obligor will conflict with, or constitute a violation or default under, any provision of any applicable law or of any material contract (including, without limitation, the Obligor’s organizational, constituting or governing documents) or of any other material writing binding upon the Obligor in any manner.

6.             Obligations of Borrowers and Each Guarantor Not Affected.  Anything herein to the contrary notwithstanding, Borrowers and each Guarantor of Payment shall remain bound by the terms and conditions of all of the Loan Documents to which such Borrower or Guarantor of Payment is a party regardless of the assumption of the Obligations by the Obligor hereunder or the enforceability thereof or of any of the Loan Documents.

7.             Administrative Borrower as Process Agent.  Obligor hereby irrevocably authorizes and appoints Administrative Borrower (or such other person, being resident in the State of Ohio, as Obligor may by notice in writing to Agent substitute) to accept service of all legal process arising out of, or connected with, the Credit Agreement or any other Loan Document to which Obligor is a party and service on Administrative Borrower (or such substitute) shall be deemed to be service on Obligor.

8.             Conditions Precedent.  Concurrently with the execution of this Agreement, US Borrower and the Obligor, as appropriate, shall:

(a)           satisfy each of the conditions set forth in Section 2.13 of the Credit Agreement;

(b)           pay all reasonable legal fees and expenses of Agent incurred in connection with this Agreement;

(c)           cause each other Borrower and Guarantor of Payment to consent and agree to and acknowledge the terms of this Agreement; and

(d)           provide such other items as may be reasonably required by Agent or the Lenders in connection with this Agreement, including but not limited to the Security Documents applicable to the Obligor.

9.             Binding Nature of Agreement.  All provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Agreement is a Related Writing as defined in the Credit Agreement.  This Agreement shall bind and benefit Borrowers, the Obligor, and Agent and the Lenders, and their respective successors and assigns.

10.          Counterparts.  This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

11.          New York Law to Govern.  The rights and obligations of all parties hereto shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

12.          JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, THE LENDERS, OBLIGOR AND BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

OBLIGOR:

[ ]

By:
Name:
Title:

TELETECH HOLDINGS, INC.

By:
Name:
Title:

[OTHER BORROWERS]

AGENT:

WELL FARGO BANK, NATIONAL ASSOCIATION, as Agent on behalf of and for the benefit of the Lenders

By:
Name:
Title:

GUARANTOR ACKNOWLEDGMENT

Each of the undersigned consents and agrees to and acknowledges the terms of the foregoing the Foreign Borrower Assumption Agreement, dated as of [                    , 20    ].  Each of the undersigned specifically agrees to the waivers set forth in such agreement, including, but not limited to, the jury trial waiver.  Each of the undersigned further agrees that the obligations of each of the undersigned pursuant to the Guaranty of Payment and any other Loan Document to which any of the undersigned is a party shall remain in full force and effect and be unaffected hereby.

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

[ ]	[ ]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT H

FORM OF
REQUEST FOR EXTENSION

, 20

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention:  Syndication Agency Services

Ladies and Gentlemen:

The undersigned, TeleTech Holdings, Inc. (“US Borrower”), refers to that certain Amended and Restated Credit Agreement, dated as of June 3, 2013 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among US Borrower, the Foreign Borrowers, the Lenders party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.15 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.15 of the Credit Agreement.

The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from                                        , 20     to                                            , 20    .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (a) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date; (b) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default; and (c) the conditions set forth in Section 2.15 and Article IV of the Credit Agreement have been satisfied.

Very truly yours,

TELETECH HOLDINGS, INC.

By:
Name:
Title:

H-1

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING AMOUNT
Wells Fargo Bank, National Association	14.285714286%	$100,000,000
KeyBank National Association	14.285714286%	$100,000,000
Bank of America, N.A.	14.285714286%	$100,000,000
HSBC Bank USA, National Association	14.285714286%	$100,000,000
Compass Bank	14.285714286%	$100,000,000
Bank of the West	7.857142857%	$55,000,000
JPMorgan Chase Bank, N.A.	5.714285714%	$40,000,000
The Northern Trust Company	5.714285714%	$40,000,000
U.S. Bank National Association	5.714285714%	$40,000,000
Citibank, N.A.	3.571428571%	$25,000,000
Total	100.000000000%	$700,000,000

SCHEDULE 2

FOREIGN BORROWERS

None

SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

Amount USD	Bank	Maturity	L/C No.	Beneficiary
US LOC’s
$211,898	Bank of America, N.A.	10/31/2013	7405878	Liberty Mutual Insurance
3,300,000	KeyBank	10/13/2013	S309677	Old Republic Insurance Company
240,000	Bank of America, N.A.	8/1/2013	7410023	Royal Indemnity Company

INT’L LOC’s
NONE

$3,751,898	Total

SCHEDULE 3

GUARANTORS OF PAYMENT

Domestic Guarantors of Payment

TeleTech Services Corporation, a Colorado corporation

TeleTech International Holdings, Inc., a Delaware corporation

Revana, Inc., a Delaware corporation

TeleTech South America Holdings, LLC, a Delaware limited liability company

Technology Solutions Group, Inc., an Illinois corporation

eLoyalty LLC, a Colorado limited liability company

TeleTech Government Solutions, LLC,  a Colorado limited liability company

Foreign Guarantors of Payment

None

SCHEDULE 5.8

INDEBTEDNESS

$ in millions
Installment Purchase Agreements (a)	13.5
Grant (b)	0.4

TOTAL	$13.9

Note (a) Owed to Avaya, Cisco Systems, eLoyalty, by TeleTech Holdings, Inc.

Note (b) Secretaría de Economía (Mexico) “ProSof” program grant obligation of TeleTech México, S.A. de C.V.

SCHEDULE 5.9

CREDIT PARTY	Secured Party	Jurisdiction	File Date	File Type	File/Case/Book/Page #	Collateral

TELETECH HOLDINGS, INC.	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	10/19/2007 2/25/2008 1/14/2009 10/17/12	UCC AMDT AMDT CONT	73956066 80668424 90140118 24001154	Equipment
	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	9/12/2008 1/14/2009	UCC AMDT	83106117 90134467	Equipment
	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	12/9/2008	UCC	84080071	Equipment
	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	1/14/2009 7/6/10	UCC AMDT	90134442 02348575	Equipment
	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	1/14/2009 7/6/10	UCC AMDT	90134475 02348609	Equipment
	CISCO SYSTEMS CAPITAL CORPORATION	DE - SOS	4/24/2009 7/6/2010	UCC AMDT	91300729 02348567	Equipment
	EMC CORPORATION	DE - SOS	6/11/2009	UCC	91868964	Equipment
	EMC CORPORATION	DE - SOS	6/11/2009	UCC	91869160	Equipment
	EMC CORPORATION	DE - SOS	6/11/2009	UCC	91869319	Equipment
	AT&T CAPITAL SERVICES, INC.	DE - SOS	9/21/2009	UCC	93010177	Leased telecommunications and data equipment
	AT&T CAPITAL SERVICES, INC.	DE - SOS	9/21/2009	UCC	93010185	Leased telecommunications and data equipment
	CIT FINANCE LLC	DE - SOS	5/18/2012	UCC	21935412	Equipment sold to debtor by secured party pursuant to Lease No. x786762-00010

TELETECH SERVICES CORPORATION	CHASE EQUIPMENT LEASING INC.	CO-SOS	4/13/2005 2/9/2010	UCC CONT	20052039796 2010F011888	Leased Equipment - Cessna Aircraft
	CIT FINANCE LLC	CO-SOS	6/22/2012	UCC	2012024048	Equipment sold to debtor by secured party pursuant to Lease No. X78676200010

SCHEDULE 6.1

CORPORATE EXISTENCE / SUBSIDIARIES / FOREIGN QUALIFICATION

Company	Ownership	State/Country of Incorporation	Foreign Registrations
ACTIVE DOMESTIC CORPORATIONS

Carabunga.com, Inc. Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	Newgen Results Corporation (100%)	Delaware	DE CA

Revana, Inc. f/k/a Direct Alliance Corporation Chief Executive Office: 8123 S. Hardy, Tempe, AZ 85284	TeleTech Holdings, Inc. (100%)	Delaware (incorp. 4/30/12) (Previously was an Arizona corporation)	AZ CO FL GA TX

eLoyalty, LLC f/k/a Magellan Acquisition Sub, LLC (name changed 5/31/11) Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Colorado	CO WA

Global One Insurance Company (f/k/a Global One Captive Insurance Company) [Name change effective 10/3/05] Chief Executive Office: 2325 E. Camelback Rd., #600 Phoenix, AZ 85016 (effective 12/6/10)	Global One Colorado, Inc. (100%)	Arizona	AZ

Global One Colorado, Inc. Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Colorado	CO

Guidon Performance Solutions, Inc. f/k/a Northpoint Management Partners, LLC (Name changed on 10/31/2012) Chief Executive Address: 4320 E. Presidio St., Suite B-101 Mesa, AZ 85215-1164	TeleTech Holdings, Inc. (100%)	Arizona	AZ CO d/b/a Synovation Health Collaborative d/b/a Northpoint Management Partners

iKnowtion, LLC Chief Executive Office: 25 Burlington Mall Road, Suite 409 Burlington, MA 01803	TeleTech Holdings, Inc. (80%) Poximo LLC (20%)	Massachusetts	MA

InCulture, LLC (f/k/aTeleTech InCulture, LLC) Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Colorado	CO

Marketplace Agent, Inc. Chief Executive Office: 8123 S. Hardy, Tempe, AZ 85284	Direct Alliance Corporation (100%)	Arizona	AZ CA

Newgen Results Corporation Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Delaware	Active: Arkansas AZ CA DE IL IN KS LA MD MA MI MO MT NH NJ NM NY OH PA RI TN TX UT VA WA WI

OnDemand, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Colorado	CO

Percepta Holding, Inc. (f/k/a Ford Tel I) Chief Executive Office: New Address effective 3/17/08: 290 Town Center Drive, Suite 610 Dearborn, MI 48126	Percepta, LLC (100%)	Delaware	DE MI

2

Percepta, LLC (f/k/a Ford Tel II, LLC) Chief Executive Office: New Address effective 3/17/08: 290 Town Center Drive, Suite 610 Dearborn, MI 48126	55% TeleTech Holdings, Inc. 45% Ford Motor Company	Delaware	CO DE FL MI NJ

Technology Solutions Group Inc.

Chief Executive Office:

2575 White Oak Circle

Aurora, IL 60502

d/b/a TSG Missouri, Inc.

d/b/a TSG Pittsburg, Inc.

d/b/a TSG Technology Solutions, Group, Inc.

d/b/a Technology Solutions Group of Wisconsin, Inc

	TeleTech Holdings, Inc. (100%)	Illinois	CO IA IL IN MO NE PA TX WI

TeleTech Automotive, LLC Chief Executive Office: 9197 S. Peoria Street Englewood, CO 80112	TeleTech Holdings, Inc. (100%) [Sole Member]	Colorado	CO

3

TeleTech@Home, Inc. Chief Executive Office: 9197 S. Peoria Street Englewood, CO 80112	TeleTech Services Corporation (100%)	Colorado

AL

AR

AZ

CA

CO

CT

DE

D.C.

FL

GA

Hawaii

Iowa

ID

IN

IL

KS

KY

LA

MA

MD

ME

MI

MN

MO

MS

MT

NC

ND

NE

NH

NM

NV

NY

OH

OK

Oregon

PA

RI

SC

SD

TN

TX

UT

VA

VT

WA

WI

WV

WY

*generally operates internationally under already formed TT entities

TeleTech Customer Care Management (California), LLC

(f/k/a TeleTech Customer Care Management (California), Inc.) (f/k/a TeleTech Telecommunications, Inc.)

Converted to an LLC 12/31/04

Chief Executive Office:

9197 S. Peoria Street

Englewood, CO 80112

	TeleTech Services Corporation (100%) [Sole Member]	California	CA

4

TeleTech Customer Care Management (Colorado), LLC

(f/k/a TeleTech Customer Care Management (Colorado), Inc. (f/k/a TeleTech Teleservices, Inc.)

Converted to an LLC 12/31/04

Chief Executive Office:

9197 S. Peoria St.

Englewood, CO 80112

	TeleTech Services Corporation (100%) [Sole Member]	Colorado	AZ* CA CO FL MT NJ VA WA *d/b/a TeleTech Teleservices, Inc.

TeleTech Customer Care Management (West Virginia), Inc. Chief Executive Office: 100 W. TeleTech Drive Moundsville, WV 26041	TeleTech Services Corp. (100%)	West Virginia	WV WA

TeleTech Customer Care Management (New York), Inc.

f/k/a TeleTech Facilities Management (Postal Customer Support), Inc.

(Name change 11/17/08)

Chief Executive Office:

9197 S. Peoria St.

Englewood, CO 80112

	TeleTech Services Corp. (100%)	Delaware	CA* CO* DE PA* *name not changed w/SOS per Tax.

TeleTech Financial Services Management, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Delaware	CT (d/b/a TFS Management, LLC) DE PA OH

TeleTech Government Solutions, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Colorado	AL AZ CA CO CT FL GA IA MD NY PA SC VA D.C. WV

TeleTech Holdings, Inc. Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	Publicly held	Delaware	AZ CA CO DE NJ TX

TeleTech International Holdings, Inc. Chief Executive Office: 9197 S. Peoria Street Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Delaware	DE

5

TeleTech Loan Services, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation (100%) [Sole Member]	Colorado	All 50 states

TeleTech Services Corporation Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Colorado	AL AZ CA CO CT FL GA IA IL KS KY Mass. MD MI MO MT* NC ND NJ NV NY PA SC TX VA WA WV *a/k/a TeleTech Services Montana

TeleTech South America Holdings, LLC (Formerly known as TeleTech South America Holdings, Inc.) Converted to an LLC effective 2/1/2011. Chief Executive Office: 9197 S. Peoria Street Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Delaware	DE

TeleTech Stockton, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Customer Care Management (CO), LLC (100%) [Sole Member]	Colorado	CO CA

TeleTech Technology Enabled Solutions, Inc. Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Holdings, Inc. (100%)	Delaware	DE

TeleTech Transition Services, LLC Chief Executive Office: 9197 S. Peoria St. Englewood, CO 80112	TeleTech Services Corporation	Colorado	CO FL NV

1To1 Marketing, LLC Chief Executive Office: 1111 Summer St., 5th Fl. Stamford, CT 06905	TeleTech Holdings, Inc. (80%) Peppers & Rogers Cooperatief U.A. (20%)	Delaware	CT DE CA VA

6

ACTIVE ASIA/PACIFIC REGION CORPORATIONS

Finsource Inc. Chief Executive Office: Building F SM Central Business Park 1000 Bay Boulevard, Bay City Pasay City, Metro Manila, Philippines 1300	TeleTech Customer Care Management Philippines, Inc. (100%)	Philippines	N/A

Percepta Philippines, Inc. Chief Executive Office: Building F SM Central Business Park 1000 Bay Boulevard, Bay City Pasay City, Metro Manila, Philippines 1300	Percepta Holding, Inc. (100%)	Philippines	N/A

Percepta Enterprise Management Consulting (Shanghai) Co., Ltd. Chief Executive Address: No. 99 Fucheng Road, Fl. 11 Rm. 1138 Pudong District Shanghai, China 200120	Percepta Holding, Inc. (100%)	China	N/A

Percepta Services (Thailand) Co., Ltd.

Chief Executive Office (Registered Address):

540 Mercury Tower, 22nd Fl.

540 Ploenchit Road

Lumpini Subdistrict

Pathumwan District

Bangkok Metropolis 10330

Thailand

	Percepta Holding, Inc. (.98%) Percepta, LLC (.1%) TeleTech Holdings, Inc. (.1%)	Thailand	N/A

Sevtoy Pty. Limited [a/k/a Percepta Australia] Chief Executive Office: Level 9, 420 St. Kilda Rd. Melbourne, Victoria 3004	Percepta Holding, Inc. (100%) (ownership transferred in 11/4/10) (formerly owned by Percepta, LLC)	New South Wales, AU (Proprietary Company)	N/A

7

TeleTech Asia Limited

(relative to TeleTech (Hong Kong) Ltd.)

Chief Executive Office (Registered Address):

c/o Modern Century Consultants Ltd.

Unit 604, 6/F., Bonham Trade Centre

50 Bonham Strand

Sheung Wan, Hong Kong

	TeleTech Europe B.V. (99.99%) TeleTech International Pty Limited Corp. (.01%)	Hong Kong	N/A

TeleTech Customer Care Management Philippines, Inc. Chief Executive Office: Building F SM Central Business Park 1000 Bay Boulevard, Bay City Pasay City, Metro Manila, Philippines 1300	TeleTech Offshore Investments B.V. – Philippine Branch (100%) (Changed ownership from TT Offshore Investments B.V. to Branch on 12/9/10.)	Mandaluyong City, Metro Manila, Philippines	N/A

TeleTech Offshore Investments B.V. – Philippine Branch  (LEGAL NAME)

d/b/a TeleTech Customer Care Management – Philippine Branch

(PHP Branch of TeleTech Offshore Investments B.V.)

Chief Executive Office:

Building F

SM Central Business Park

1000 Bay Boulevard, Bay City

Pasay City, Metro Manila,

Philippines

1300

Branch Address:

3rd Fl., 4th Fl. Building H
UP Ayala Technohub
Commonwealth Ave.

Quezon City

Philippines

	TeleTech Offshore Investments B.V. (100%) (Entity is a branch of TT Offshore operating in PHP. TT Offshore Investments B.V. is owned 100% by TeleTech Europe B.V.)	PHP Branch governed by TT Offshore (Dutch) company laws. (This is not a separate entity but an extension of TT Offshore doing business in the Philippines.)	N/A

TeleTech Philippines ROHQ Chief Executive Office: Building F SM Central Business Park 1000 Bay Boulevard, Bay City Pasay City, Metro Manila, Philippines 1300	TeleTech Offshore Investments B.V. (100%) (Entity is a branch of TT Offshore operating in PHP. TT Offshore Investments B.V. is owned 100% by TeleTech Europe B.V.)	PHP Branch governed by TT Offshore (Dutch) company laws. (This is not a separate entity but an extension of TT Offshore doing business in the Philippines.)	N/A

8

TeleTech Customer Management Pte Ltd (f/k/a Bracton Enterprises Pte Ltd) Chief Executive Office (Registered Address): 8 Marina Boulevard #05-02 Marina Bay Financial Centre Tower 1 Singapore 018981	TeleTech International Pty Ltd. (100%)	Singapore Private Company	N/A

TeleTech Financial Solutions Pty Ltd Chief Executive Office: 154 Pacific Hwy St Leonards, NSW 2065 Australia	TeleTech International Pty Ltd (100%)	Australia	N/A

TeleTech (Hong Kong) Limited (f/k/a iccare Limited) (f/k/a Pacific Lifestyle Telemarketing Limited) Chief Executive Office (Registered Address) 1401 Hutchison House 10 Harcourt Road Hong Kong	TeleTech Europe B.V. (99.99%) TeleTech International Pty Ltd (.01%)	Hong Kong	Registered w/State of CA as of 3/27/08 for Koh litigation

TeleTech International Pty Ltd (f/k/a Access 24 Service Corporation Pty Ltd) Chief Executive Office: 154 Pacific Hwy St Leonards, NSW 2065 Australia	TeleTech Offshore Investments B.V. (100%)	Australia (Proprietary Company)	N/A

TeleTech Korea, Ltd. (a/k/a TeleTech Korea, Inc.) (a/k/a TeleTech Korea Yuhan Hoesa) Chief Executive Office: Gyoungam Building, 18th Floor, 157-27 Samsung-dong, Gangnam-ku, Seoul, Korea	TeleTech Europe B.V. (100%)	Korea	Registered w/State of CA as of 4/24/08

TeleTech New Zealand

(f/k/a TeleTech Limited); (f/k/a Access 24 (Service Corporation) Limited; (f/k/a Boardroom Investments Limited)

Chief Executive Office:

111 Carleton Gore Road

Level 1

New Market, Auckland, New Zealand

	TeleTech International Pty Ltd (100%)	New Zealand (Unlimited Liability Company)	N/A

9

TT Interaction Management Sdn. Bhd. Chief Executive Office (Registered Address) Level 21-Suite 21.01 The Gardens South Tower Mid Valley City Lingkaran Syed Putra 59200 Kuala Lumpur	TeleTech Customer Care Management Pte Ltd (100%)	Malaysia (Private Company, Limited by Shares)	N/A

TTEC Malaysia Sdn. Bhd.

(f/k/a Global Era Gains Sdn. Bhd.)

Chief Executive Office (Registered Address)

Level 21-Suite 21.01

The Gardens South Tower

Mid Valley City

Lingkaran Syed Putra

59200 Kuala Lumpur

	TT Interaction Management Sdn. Bhd. (100%)	Malaysia (Private Company, Limited by Shares)	N/A

ACTIVE CANADIAN REGION CORPORATIONS

eLoyalty Canada Limited

(f/k/a eLoyalty Canada Inc.)

Chief Executive Office (Registered Address)

c/o Boyne Clarke LLP

99Wyse Road, Ste. 600

Metropolitan Place Dartmouth Main

Halifax Regional Municipality NS

Dartmouth, NS B2Y 3Z5

Canada

	eLoyalty, LLC	Nova Scotia	Ontario (8.9.12)

Percepta, ULC

(f/k/a CRC Canada ULC)

(f/k/a 3038713)

Chief Executive Office (Registered Address)

c/o Boyne Clarke LLP, 99 Wyse Road, Suite 600, Dartmouth, Nova Scotia  B3A 4S5

Canada (effective 3/28/13)

	Percepta Holding, Inc. (100%)	Nova Scotia	N/A

TeleTech Canada Inc. (f/k/a EDM Electronic Direct Marketing, Limited) Chief Executive Office (Registered Address) 2 Queen Street East, #1500 Toronto, Ontario Canada M5C 3G5 (effective 11/30/2010)	TeleTech Holdings, Inc. (100%)	Ontario, Canada	Alberta British Columbia Manitoba Newfoundland Nova Scotia Ontario Quebec Saskatchewan

10

PEPPERS & ROGERS GROUP ENTITIES

1to1 Marketing and Consulting Pte. Ltd. Chief Executive Office (Registered Address) 7 Temasek Blvd., Unit #44-01 Suntec Tower One Singapore 038987 Physical Address: 96 Robinson Road, #12-02 Singapore	Peppers & Rogers Group S.a.r.l.	Singapore Limited Private Company (Limited by Shares)	N/A

1to1 Marketing S.á.r.l. Chief Executive Office (Registered Address) 9, rue Gabriel Lippmann Parc d’Activites Syrdall 2 L-5365 Munsbach Grand Duchy of Luxembourg R.C.S. Luxembourg : B 156.007	Peppers & Rogers Group B.V. (100%)	Limited Liability Co. organized under the law of Grand Duchy of Luxembourg	N/A

Marketing 1to1/Peppers and Rogers Group Limited Chief Executive Office (Registered Address) 41 Chalton St. London, NW1 1JD United Kingdom	1to1 Marketing, LLC	United Kingdom (Private Limited Liability Company Incorporated in England and Wales)	N/A

Peppers & Rogers Group B.V. Chief Executive Office (Registered Address) Herikerbergweg 238, Luna Arena 1101 CM Amsterdam The Netherlands	Peppers & Rogers Group Cooperatief U.A. (20% Member) TeleTech Europe B.V. (80% Member)	Netherlands (Private limited liability company)	N/A

Peppers and Rogers Group S.á r.l. Chief Executive Office (Registered Address): No. 29, Ground Floor 9, rue Gabriel Lippmann Parc d’Activite Syrdall 2 L-5365 Munsbach R.C.S. Luxembourg	Peppers & Rogers Group B.V. (100%)	Luxembourg Limited Liability Company organized under the Grand Duchy of Luxembourg	N/A

Peppers & Rogers Group SPRL Chief Executive Office: Manhattan Center 1210 Brussels Avenue du Boulevard 21, 11th Floor 1210 Brussells, Belgium P: 32-2-210-6171	Peppers and Rogers Group S.á r.l. (100%)	SPRL incorporated in Belgium	N/A

11

Peppers and Rogers Group Pazarlama Hizmetleri Ticaret A.S. Chief Executive Office: Buyukdere Caddesi Meydan Sok. No: 5, Spring Giz Plaza Kat:12, D:44, Maslak 34398 Istanbul, Turkey P: 90-212-272-3780	Peppers and Rogers Group S.á r.l. (100%)	Turkey	N/A

Peppers and Rogers Group (Middle East) FZ-LLC Chief Executive Office: TECOM Zone Al Thuraya Tower 2, Office 1503 P.O. Box 502264 Dubai Media City Dubai, United Arab Emirates P: 971-4-391-1353	Peppers & Rogers Group B.V. (100%)	Dubai, UAE (Free Zone Limited Liability Co.)	N/A

Peppers and Rogers Group Middle East FZ LLC (Lebanon Branch) Chief Executive Office: Regus Business Center Azarieh Building, Block 03 5th Floor Solidere 616, P.O. Box 11-503 Beirut, Lebanon	Peppers & Rogers Group (Middle East) FZ-LLC (100%) [Peppers & Rogers Group B.V. is the owner of Peppers & Rogers Group (Middle East) FZ-LLC]		N/A

Peppers & Rogers Group GmbH i.L. Chief Executive Office: Kirchnerstrasse 6-8 60311 Frankfurt am Main Frankfurt, Germany P: 49-69-29-72-388-0	Peppers & Rogers Group, SPRL (100%)	GmbH incorporated in Frankfurt, Germany	N/A

Peppers & Rogers Group Pty Limited ACN 138 980 346 Chief Executive Office (Registered Address) Level 1 171-175 William Street Darlinghurst, NSW 2010	Peppers & Rogers Group, SPRL (20%) Connxion Networks Limited Hong Kong Compay No. 1380907 (55%) W&A Kingston Holdings Pty Limited CAN 066 457 976 ATF (25%)	Proprietary Limited Company incorporated in New South Wales, Australia	N/A

12

Peppers and Rogers Group Asia Pacific Limited Chief Executive Office (Registered Address): Unit 1901 19/F The Centrium 60 Wyndham Street Central Hong Kong	Peppers & Rogers Group, SPRL (20%) Connxion Networks Limited Hong Kong Compay No. 1380907 (55%) W&A Kingston Holdings Pty Limited CAN 066 457 976 ATF (25%)	Limited Company incorporated in Hong Kong	N/A

Peppers & Rogers Group (Gulf) WLL Chief Executive Office: Al Sour Tower 12th Floor, Right Half Al Sour Street Salhiya, Kuwait P: 965-22915400		State of Kuwait	N/A

Peppers and Rogers Group (Proprietary) Ltd.

(f/k/a Dialstrat Trading 72 (Proprietary) Limited

Chief Executive Office:

Regus Office Centre

23 Wellington Road

Parktown, Johannesburg

South Africa

P: 27-11-486-9436

	Peppers & Rogers Group, B.V. (100%)	Proprietary Limited Liability Co. incorporated in South Africa	N/A

ACTIVE EUROPEAN REGION CORPORATIONS

eLoyalty International Limited (f/k/a eLoyalty Ireland Limited; f/k/a Potemkin Limited Chief Executive Office (Registered Address): 70 Sir John Rogerson’s Quay Dublin 2, Ireland	TeleTech Europe B.V. (100%)	Ireland (Private Limited Company)	N/A

Percepta Belgique-België BVBA Chief Executive Office: Steenweg op Merchtem 54 1780 WEMMEL Belgium	Percepta Holding, Inc. (100%)	Belgium	N/A

Percepta Deutschland GmbH Chief Executive Office: Josef-Lammerting Allee 24-34 50933 Köhn-Braunsfeld, Germany	Percepta Holding, Inc. (100%)	Germany	N/A

Percepta France SARL Chief Executive Office : 1-3, rue d’Enghien 75010 PARIS France	Percepta Holding, Inc. (100%)	France	N/A

13

Percepta Italia S.R.L. Chief Executive Address: Via Mirabello 119 350380 Torreglia Italy	Percepta Holding, Inc. (100%)	Italy	N/A

Percepta Spain S.L. Chief Executive Address: Calle Vallehermoso 82 28015 Madrid Spain	Percepta Holding, Inc. (100%)	Spain	N/A

Percepta UK Limited Chief Executive Office: 20 Buchanan Street Glasgow, Scotland UK G1 3LH	Percepta Holding, Inc. (100%)	UK (England and Wales) (Private Ltd Co.)	N/A

TeleTech UK Limited (f/k/a Heliotrack Limited) Chief Executive Office (Registered Address): 6 Braid Court Lawford Road Chiswick, London W4 3HS	TeleTech Services Corporation (100%) (transferred ownership from THI on 12/29/06)	UK (Private Limited Company)	N/A

TeleTech Customer Care Management (Ireland) Limited Chief Executive Office (Registered Address): c/o Pearse Trust 7th Floor, Hume House Ballsbridge, Dublin 4, Ireland	TeleTech Europe B.V. (100%)	Ireland	N/A

TeleTech Customer Services Spain, S.L. (f/k/a Difusió i Promocions Catalanes S.L.) Chief Executive Office (Registered Address): Gran Via de les Corts Catalanes Number 583 Barcelona, Spain	TeleTech Holdings, Inc. (100%)	Spain	N/A

TeleTech Europe B.V. Chief Executive Office: Herikerbergweg 238, Luna Arena 1101 CM Amsterdam Zuidoost The Netherlands (new 9.2012)	TT International C.V. (100%)	Amsterdam, The Netherlands (Private Limited Liability Company)	N/A

14

TeleTech Global Services Spain, S.L.

(f/k/a Bancroft Investments S.L.)

Chief Executive Office (Registered Address):

Gran Via de les Corts Catalanes

Number 583

Barcelona, Spain

This is the Costa Rica Branch:

Building B1, Zona Franca del Este San Gabriel de Calle Blancos

San José, Costa Rica

	The Costa Rica Branch is governed by TeleTech Global Services Spain, S.L. [The sole stockholder of TeleTech Global Services Spain, S.L. is TeleTech Customer Services Spain, S.L. (100%)]	Spain	Doing business in Costa Rica through Costa Rica Branch

TeleTech International Holdings B.V. f/k/a Emmis Netherlands B.V. Chief Executive Office (Registered Address): Herikerbergweg 238, Luna Arena 1101 CM Amsterdam The Netherlands (new 9.2012)	TeleTech Europe B.V.	Netherlands (Private Limited Liability Company)	N/A

TeleTech Offshore Investments B.V.

[Philippines Branch name=TeleTech Customer Care Philippines]

Chief Executive Office (Registered Address):

Herikerbergweg 238, Luna Arena

1101 CM Amsterdam

The Netherlands  (new 9.2012)

	TeleTech Europe B.V. (100%)	Amsterdam, The Netherlands Private Limited Liability Company	N/A

TeleTech Spain At Home Services, SL. *Current name–changed in 6/09 (f/k/a Kirkwood Spain S.L.) Chief Executive Office (Registered Address): Gran Via de les Corts Catalanes Number 583 Barcelona, Spain	TeleTech Customer Services Spain, S.L. (100%)	Spain	N/A

TT International C.V. Chief Executive Office (Registered Address): Herikerbergweg 238, Luna Arena 1101 CM Amsterdam The Netherlands (new 9.2012)	TeleTech Holdings, Inc. (99.119%) (Limited Partner) TeleTech South America Holdings, LLC (.88%) (Limited Partner) TeleTech International Holdings, Inc. (Managing Partner -.001%)	Amsterdam, The Netherlands (Limited Partnership)	N/A

ACTIVE LATIN AMERICA REGION CORPORATIONS

Comlink S.A. Chief Executive Office: 175 Chacabuco St., 3rd Fl. Buenos Aires, Argentina C1069AAC	50% TeleTech South America Holdings, LLC 50% - TeleTech Services Corp.* (pursuant to merger of TeleTech Customer Care Management, Inc.)	Argentina	N/A

15

Percepta Customer Loyalty Mexico Chief Executive Address: Loreto, 100 Penitasq OTRA No Especificada en el Catalogo, Leon, Guanajuato 37180	Percepta Holding, Inc. (99.9%) Percepta, LLC (0.1%)	Mexico	N/A

Percepta (South Africa) (Proprietary) Limited (f/k/a Percepta South Africa) Chief Executive Office: Simon Vermooten Road, POB 411 Silverton, Pretoria South Africa (This is a Ford location.)	Percepta Holding, Inc. (100%)	South Africa (Private Co.)	N/A

Servicios y Administraciones del Bajio, S. de R.L. de C.V. Chief Executive Office: Plaza de la Republica No. 43 Colonia Tabacalera Codigo Postal 06030 Delegacion Cuauhtemoc Mexico, D.F.	TeleTech South America Holdings, LLC. (99.7%) TeleTech Customer Care Mgmt (CO), LLC (0.3%)	Mexico	N/A

Servicios SSI Integrales, S. De R.L. De C.V. Chief Executive Office: Plaza de la Republica No. 43 Colonia Tabacalera Codigo Postal 06030 Delegacion Cuauhtemoc Mexico, D.F.	TeleTech South America Holdings, LLC (99.7%) TeleTech Customer Care Management (CO), LLC (0.3%)	Mexico	N/A

TeleTech Argentina S.A. Chief Executive Office: Carlos Pellegrini 587, 6th Floor Ciudad Autonoma Buenos Aires, Argentina	TeleTech Europe B.V. (98%) TeleTech Offshore Investments B.V. (2%)	Argentina	N/A

TeleTech Brasil Servicos Ltda.

(f/k/a Teletech Brasil Servicios De Informatica Ltda.); (f/k/a Outsource Informatica Ltda.) – name changed 8/19/98

Chief Executive Office:

Av. Maria Coelho Aguiar, 215

Bloco A – 7 andar

São Paulo 05805-000

Brazil

	TeleTech Europe B.V. (99.9%) TeleTech Offshore Investments B.V. (0.1%)	Brazil	N/A

16

TeleTech Customer Care Management Costa Rica, S.A.

(S.A. = Sociedad Anonima = Anonymous Corporation)

Chief Executive Office:

De Durman Esquivelen

Calle Blancos 150M Norte

Edificio C

Zona Franca del Este

San José, Costa Rica

	TeleTech Europe B.V. (100%)	Costa Rica	N/A

TeleTech Customer Care Management (Ghana) Limited Chief Executive Office: 4th Floor, Ghana Multimedia Bldg. Lut Street off High Street Victoria Borg Accra, Ghana	TeleTech Europe B.V. (100%)	Ghana	N/A

TeleTech Mexico, S.A. de C.V.

(f/k/a Telemercadeo Integral S.A. de C.V.)  [Name changed effective 9/1/99.]

Chief Executive Office:

Plaza de la Republica No. 43

Colonia Tabacalera

Codigo Postal 06030

Delegacion Cuauhtemoc

Mexico, D.F.

	TeleTech Services Corp (99.99%) TeleTech Customer Care Management (CA), LLC (.01%)	Mexico	N/A

TeleTech Venezuela, C.A. (f/k/a Inversiones Blower 2003, C.A.) Chief Executive Office (Registered Address): Av. Francisco de Miranda con cruce Av. Libertador Torre KPMG Caracas, Venezuela	TeleTech Customer Care Management (CO), LLC (100%)	Venezuela	N/A

17

SCHEDULE 6.4

Litigation and Administrative Proceedings

None.

Schedule 6.9

Locations

Location	Address	Note
Austin, TX (eLoyalty)	River Place Corporate Park 6500 River Place Blvd. - Building II Third Floor - Suite 301 Austin, TX 78730	Leased

Burlington, MA (iKnowtion)	25 Mall Road Suite 409 Burlington, MA 01803	Leased

Dearborn, MI (Percepta)	Fairlane Plaza North 290 Town Center Drive Suite 610 Dearborn, MI 48126	Leased

Dearborn, MI (Percepta)	Fairlane Office Centre 4 Parklane Blvd. Suite 480 Dearborn, MI 48126	Leased

Englewood, CO	TeleTech - Corporate Office 9197 South Peoria Street Englewood, CO 80112-5833	Owned

Ennis, TX	2000 Highway 287 Bypass Ennis, TX 75119	Leased

Greeley, CO	2400 West 29th Street Suite 100 Greeley, CO 80631	Leased

Hopkinsville, KY	Bradford Square Mall 4000 Fort Campbell Blvd. Suite D-3 Hopkinsville, KY 42240	Leased

Kalispell, MT	Gateway West Mall 1203 Highway 2 West Kalispell, MT 59901	Leased

Lorain, OH	1230 Park Avenue Amherst, OH 44001	Leased

Melbourne, FL (Percepta)	Florida Business Centre 1320 South Babcock Street Melbourne, FL 32901	Leased

Mesa, AZ (Guidon)	Hewson Dover Business Center 4320 East Presidio Street Suite 101 Mesa, AZ 85215	Leased

Morgantown, WV	5000 Greenbag Road Morgantown, WV 26501	Leased

Moundsville, WV	100 West TeleTech Drive Moundsville, WV 26041	Leased

New York, NY (Manhattan Apt.)	Cityspire Condominiums 150 West 56th Street Unit 5605 New York, NY 10019	Leased

1

New York, NY (eLoyalty)	Jay Suites 1441 Broadway 5th Floor - Suite 5007 New York, NY 10018	Leased

North Hollywood, CA	12215 Victory Blvd. North Hollywood, CA 91606	Sub-leased

Paducah, KY	Commerce Center 401 Kentucky Avenue Paducah, KY 42003	Leased

Paducah, KY	Commerce Park McCraken Blvd. Paducah, KY 42003 (Note: Landlord is in the process of building a building for TTEC)	Leased

Phoenix, AZ	Bell 28 - Building B 16610 North 28th Avenue Suite B-100 & B-108 Phoenix, AZ 85053	Leased

Phoenix, AZ (Revana)	Black Canyon Highway 16404 North Black Canyon Highway Suite 100 Phoenix, AZ 85053	Leased

Phoenix, AZ	Black Canyon Highway 16404 North Black Canyon Highway Suite 240 Phoenix, AZ 85053	Leased

Phoenix, AZ (Co-Location)	Global Crossing Telecommunications 801 South 16th Street Phoenix, AZ 85034	Leased

Springfield, MO	1720 East Primrose Street Springfield, MO 65804	Leased

Stockton, CA (Vacant Land Parcel)	6011 West Lane Stockton, CA 95210	Owned

Tempe, AZ (Revana)	Hardy Building 8123 South Hardy Road Tempe, Arizona 85284 and Carver Building 910 West Carver Road Tempe, Arizona 85284	Leased

Uniontown, PA	1648 Mall Run Road Uniontown, PA 15401	Leased

Vernon Hills, IL (eLoyalty)	Hawthorn Business Park Three Hawthorn Parkway Suite 180 Vernon Hills, IL 60061	Leased

2

CANADA	CANADA

Halifax, Nova Scotia	115 Chain Lake Drive Halifax, Nova Scotia B3S 1B3	Sub-leased

Orillia, Ontario	2 Hunter Valley Road Orillia, Ontario L3V 6H2	Leased

MEXICO	MEXICO

Guadalajara	Parque Industrial Tecnologico II Anillo Periferico Sur No. 7980 Col. Santa Maria Tequepexpan 45600 Tlaquepaque, Guadalajara Jalisco Edificio 1 Int A	Leased

Leon, Mexico	Calle Loreto N 100 Colonia Peñitas Esquina Alud Código Postal 37180 León, Guanajuato México	Leased

Puebla, Mexico	Prolongacion II Sur No. 10569 Ex Hacienda Mayorazgo Código Postal 72450 Puebla México	Leased

Republica, Mexico	Plaza de la Republica No. 43 Colonia Tabacalera Ground, 1st, 2nd & 3rd Floors Código Postal 06030 Delegacion Cuauhtémoc México, D.F.	Leased

COSTA RICA	COSTA RICA

Costa Rica	De Durman Esquivelen Calle Blancos 150M Norte Edificio C Zona Franca del Este San Jose´, Costa Rica	Leased

AUSTRALIA	AUSTRALIA

420 St Kilda Road (Percepta/TeleTech)	420 St Kilda Road Level 9 Melbourne, AUS 3004	Leased

Parramatta	30 Cowper Street Level 1, Suite 103 Parramatta, NSW 2150	Leased

Sydney, Australia	154 Pacific Highway Levels 2 & 7 St. Leonards, NSW 2065 Australia	Leased

Ultimo, NSW (Co-Location)	400 Harris Street Ultimo, NSW 2007	Leased

NEW ZEALAND	NEW ZEALAND

3

Mount Eden, New Zealand	Eden Business Center Part Eden 3 16 Normanby Road Levels 3 & 4 Mount Eden Auckland City, New Zealand	Leased

New Market, New Zealand (Co-Location)	162 Grafton Road Ground Floor New Market, New Zealand	Leased

EUROPE	EUROPE

Belfast Northern Ireland	Northgate Industrial Estate 81-85 Duncairn Gardens Belfast, Ireland BT15 2GQ	Leased

Dublin (eLoyalty)	Vantage Central Apartments Central Park Building 6 Apartment 915 Leopardstown, Dublin	Leased

Glasgow (Percepta)	20 Buchanan Street 5th Floor Glasgow, Scotland	Leased

London (Co-Location)	Cage Floor 3 East India Docklands House East India Docklands Road London, England E14 9YY	Leased

Manchester, UK	Arndale Centre Market Street 15th, 16th & 19th Floors Arndale House Manchester, UK M4 3AQ	Assigned

PHILIPPINES	PHILIPPINES

Ayala Life (Makati City)	Ayala Life - FGU Center Ground and Mezzanine Level Tower One & Exchange Plaza Ayala Triangle, Ayala Avenue Makati City 1226 Philippines	Leased

Bacolod	Robinson’s Metro Level 2 & Portion of Level 1 Araneta Street Singcang Bacolod City Negros Occidental 6100 Philippines	Leased

Cainta	Robinson’s Place Portion of Level 1, Level 2 & Level 3 Ortigas Avenue Extension Barangay Sto. Domingo Cainta, Rizal 1900 Philippines	Leased

4

Cebu	eBloc2 Tower @Cebu IT Park Geonzon Street Ground, 8th, 9th, 10th, 11th & 12th Floors Apas, Cebu City 6000 Philippines	Leased

Cebu	Golden ABC Building Building 7 880 A.S. Fortuna Street Ground Floor, Canteen & 2nd Floor Mandaue City, Cebu 6014 Philippines	Leased

Cybergate	Robinson’s Cybergate Center Tower III - Robinson’s Pioneer Complex 2nd, 11th, 19th & 22nd Floors EDSA cor. Pioneer Street Mandaluyong City 1550 Philippines	Leased

Dumaguete	Dumaguete South Road National Highway Barangay Calindagan Dumaguete City Negros Oriental 6200 Philippines	Leased

Ecoplaza	Ecoplaza 2305 Don Chino Roces Extension 5th & 10th Floors Makati City 1231 Philippines	Leased

Iloilo	SM City Iloilo 3rd Level Benigno Aguino Avenue (Diversion Road) Barangay Mandurriao Iloilo City 5000 Philippines	Leased

Lipa City	Robinson’s Place - Lipa City National Highway Portions of Level 1, 2 & 3 Lipa City 4217 Philippines	Leased

Manila	Roxas Site SM Central Business Park Bldg. F., 1000 Bay Blvd. Bay City, Pasay City Metro Manila 1300 Philippines	Leased

Novaliches	Robinson’s Place - Novaliches Level 2 & Portion of Level 1 1199 Qurino Highway Barangay Pasong Putik Novaliches, Quezon City 1123 Philippines	Leased

5

Pampanga	SM City Pampanga Ground Floor Building 4 Barangay San Jose Olongapo - Gapan Road City of San Fernando Pampanga 2000 Philippines	Leased

Santa Rosa	Robinson’s Place - Santa Rosa Old National Highway Level 2 Baranggay Tagapo Santa Rose, Laguna 4026 Philippines	Leased

TwoE-com	TwoE-Com Center Mall of Asia Complex along Palm Coast Avenue Tower A 6th Floor Makati City 1226 Philippines	Leased

UP - AyalaLand Techno Hub	UP - AyalaLand Techno Hub Building H 3rd & 4th Floors Commonwealth Avenue Diliman Quezon City 1101 Philippines	Leased

Makati (Co-Location)	Globe Data Center 2275 Chino Roces Extension Makati City 1231 Philippines	Leased

Pasig (Co-Location)	PLDT Vitro Danny Floro Street 3rd Floor Vitro corner CP Garcia St. Brgy. Ugong Philippines	Leased

ARGENTINA	ARGENTINA

Alsina - Buenos Aires	Alsina 1659/1663/1665 between Solis and Virrey Ceballos Streets, First Floor, Second Floor, First Basement & Second Basement City of Buenos Aires Argentina	Leased

Pellegrini - Buenos Aires	Carlos Pellegrini 587 Sixth Floor City of Buenos Aires Argentina	Leased

BRAZIL	BRAZIL

Osasco	Shopping Uniao de Osasco Avenida dos Autonomistas No. 1400 & Ancora V Vila Yara Osasco Brazil	Leased

6

Sao Paulo, Brazil	Centro Empresarial de Sao Paulo Building CENESP Edificio Bloco “A” 215 Maria Coelho de Aguiar Street Block “A” - 2nd Floor Sao Paulo Brazil CEP 05805-000	Leased

Sao Paulo, Brazil	Centro Empresarial de Sao Paulo Building CENESP Edificio Bloco “A” 215 Maria Coelho de Aguiar Street Block “A” - 7th Floor (#07-A) Sao Paulo Brazil CEP 05805-000	Leased

Sao Paulo, Brazil	Centro Empresarial de Sao Paulo Building CENESP Edificio Bloco “A” 215 Maria Coelho de Aguiar Street Block “B” - 8th Floor (#08A) Sao Paulo Brazil CEP 05805-000	Leased

SPAIN	SPAIN

Barcelona	Regus Business Center Gran Via de les Corts Catalanes 583 Barcelona, Spain 08011	Leased

Madrid	Normadat, S.A. Calle Fuerteventura 13 San Sebastian de los Reyes Madrid, Spain	Leased

SOUTH AFRICA	SOUTH AFRICA

Ghana	Ghana House Ghana Muiltimedia Centre 5th Floor High Street G.P.O., Private Mail Bag Accra Central Ghana	Leased

PRG	PRG

Stamford, CT	1111 Summer Street 5th Floor Stamford, CT 06905	Leased

Brussels	Manhattan Center Office Tower 1210 Brussels Avenue du Boulevard 21 11th Floor Brussels, Belgium	Leased

Dubai	Tecom Zone Dubai Media City Al Thuraya Tower 2 Offices 1503A & 1502 P.O. Box 502264 Dubai, United Arab Emirates	Leased

7

Germany	Peppers & Rogers Group GmbH or Krieger Kirchnerstrrasse 6-8 60311 Frankfurt am Main Germany	Registered Address

Kuwait	Sour Tower 12th Floor Al Sour Road, Salhiya Kuwait City, Kuwait	Leased

Lebanon	Azarieh Building Block 3 6th Floor, Suite 633 P.O. Box 11-503 Beirut, Lebanon	Leased

Johannesburg	Johannesburg Parktown Regus Office Centre 23 Wellington Road Parktown, Johannesburg South Africa 2193	Leased

Singapore	SIF Building 96 Robinson Road 12th Floor #12-92 Singapore 068899	Leased

Turkey	Buyukdere Caddesi Ozsezen Is Merkezi No. 122 C Blok 7th Floor Esentepe, Istanbul 34394	Leased

TSG	TSG

Aurora, IL	2575 White Oak Circle Aurora, IL 60504	Leased

Rockford, IL	East Wind Mall Business Complex 129 South Phelps Space 211 Rockford, IL 61108	Leased

Omaha, NE	10040 Regency Circle Suite 340 Omaha, NE 68114	Leased

Pittsburg, PA	8085 Saltsburg Road First Floor Pittsburg, PA 15239	Leased

Brookfield, WI	240 Regency Court Entry Level Brookfield, WI 53045	Leased

8

SCHEDULE 6.11

EMPLOYEE BENEFIT PLANS

US Benefits	Carrier	Comments
Medical	UnitedHealthcare Choice Plus Balanced Plan Health Basic’s Plan (limited plan)	All Sites – full time regular All Sites – full time regular
Medical	PT Health Reimbursement Arrangement (HRA)	All Sites with PT Reg Employees
Dental	Delta Dental of Colorado PPO	All Sites
Vision	Vision Service Plan - VSP	All Sites – 100% EE paid
Accident Plan	AIG	All Sites – 100% EE paid
Basic Life & AD&D	MetLife	Term Insurance – 100% Employer Paid
Long Term Disability	MetLife	100% Employer paid, for G&A only
Supplemental Life & AD&D	MetLife	Optional term insurance for employee, spouse and children 100% paid by employee
FSA	Both Health and Dep. Care FSA plans Bank of America	100% paid by employee
Short Term Disability	MetLife	Corp only 100% paid by Employer All sites except Corp 100% paid by employee
401(k)	TeleTech 401(k) Profit Sharing Plan	Merrill Lynch is vendor
ESOP	Amended and Restated TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan	No longer active plan
Deferred Comp	TeleTech Deferred Compensation Plan	TBG Mullin is vendor
125 Plan	TeleTech Employee Cafeteria Plan
Employee Assistance Plan and FMLA	ComPsych
Commuter Plan	TeleTech Administers

Canada Benefits	Carrier	Comments
Health Care	Manulife Canadian Healthcare Plan	Medical & Dental
Basic AD&D	Manulife
Basic Life, Optional Life and LTD	Sun Life
Employee Assistance Plan	Warren Shepell
FMLA	ComPsych
Registered Retirement Savings Plan — RRSP	Manulife	Employee contributions
Deferred Profit Sharing Plan - DPSP	Manulife	Employer match

US and Canada Benefits	Carrier	Comments
Business Travel Accident	CIGNA

SCHEDULE 6.16

MATERIAL AGREEMENTS

NONE

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

SCHEDULE 6.18

INSURANCE

CASUALTY
Coverage: Business Automobile Policy Term: 10/01/12 – 10/01/13
Coverage: Workers’ Compensation & Employer’s Liability
Policy Term: 10/01/12 – 10/01/13

MARSH

1

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Workers’ Compensation & Employer’s Liability
Policy Term: 2/01/13 – 2/01/14
Coverage: Commercial General Liability Policy Term: 10/01/12 – 10/01/13

MARSH

2

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Lead Umbrella Liability in Excess of Domestic and International General Liability, Auto Liability and Employers Liability Policy Term: 10/01/12 – 10/01/13
Coverage: Excess Umbrella Liability in Excess of Travelers Lead Umbrella Policy Term: 10/01/12 – 10/01/13

MARSH

3

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

PROPERTY
Coverage: Global “All Risk” Property Policy Term: 03/31/13 – 03/31/14

MARSH

4

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Philippines — “All Risk” Property Policy Term: 03/31/13 – 03/31/14

MARSH

5

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage:	International Casuality Package Policy
Policy Term:	10/01/12— 10/01/13

MARSH

6

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage:	Defense Base Act
Policy Term:	10/01/2012— 10/01/2013

MARSH

7

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

FINPRO
Coverage:	Primary Directors & Officers
Policy Term:	8/01/12 — 08/01/13
Coverage:	Excess Directors & Officers
Policy Term:	08/01/12 — 08/01/13
Coverage:	Excess Directors & Officers
Policy Term:	08/01/12 — 08/01/13

MARSH

8

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Policy Term:	Excess Directors & Officers 08/01/12 — 08/01/13
Coverage: Policy Term:	Excess Directors & Officers — Side A DIC 08/01/12 — 8/01/13
Coverage: Policy Term:	Primary Errors & Omissions 08/01/12 — 08/01/13
Coverage: Policy Term:	Excess Errors & Omissions 08/01/12 — 08/01/13

MARSH

9

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Policy Term:	Employment Practices Liability 08/01/12 — 08/01/13
Coverage: Policy Term:	Fiduciary Liability 08/01/12 — 08/01/13
Coverage: Policy Term:	Primary Commercial Crime 08/01/12 — 08/01/13

MARSH

10

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Excess Commercial Crime Policy Term: 08/01/12 – 08/01/13
Coverage: Kidnap & Ransom Policy Term: 10/01/10 – 10/01/13
Coverage: Directors & Officers Liability – Brazil Policy Term: 02/23/13 – 02/23/14

MARSH

11

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Errors & Omissions – Brazil Policy Term: 11/30/12 – 11/30/13
Coverage: Crime – Brazil Policy Term: 11/30/12 – 11/30/13
Coverage: Professional Indemnity – Australia Policy Term: 01/01/13 – 01/01/14

MARSH

12

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

MULTI-LINE / OTHER
Coverage: Primary Deductible Reimbursement Coverage Policy Term: October 1, 2012 to October 1, 2013
Coverage: Employed Lawyers Coverage (Claims-Made) Policy Term: October 1, 2012 to October 1, 2013
Coverage: Marine Cargo Policy Term: October 1, 2005 until cancelled

MARSH

13

SCHEDULE OF INSURANCE	TELETECH HOLDINGS, INC.

Coverage: Pollution Liability Policy Term: March 31, 2013 to March 31, 2014

MARSH

14